EXECUTION COPY

STOCK PURCHASE AGREEMENT
Between
COTY INC.,
as the Buyer
and
CHANEL INTERNATIONAL BV,
as the Seller

Dated as of MARCH 12, 2015

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Page

ARTICLE I. DEFINITIONS	1

Section 1.1.	Certain Defined Terms 1

Section 1.2.	Table of Definitions 10

ARTICLE II. PURCHASE AND SALE	11

Section 2.1.	Purchase and Sale of the Shares 11

Section 2.2.	Closing 12

Section 2.3.	Closing Estimates 14

Section 2.4.	Post-Closing Adjustment of Purchase Price 15

Section 2.5.	Change in Shares 17

Section 2.6.	Closing Inventory Amount 17

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLER	18

Section 3.1.	Organization and Qualification 18

Section 3.2.	Authority 18

Section 3.3.	No Conflict; Required Filings and Consents 19

Section 3.4.	Shares 20

Section 3.5.	Capitalization 20

Section 3.6.	Equity Interests 20

Section 3.7.	Statutory Accounts; No Undisclosed Liabilities 21

Section 3.8.	Absence of Certain Changes or Events 21

Section 3.9.	Compliance with Law; Permits 22

Section 3.10.	Litigation 22

Section 3.11.	Labor and Employment Matters 23

Section 3.12.	Employee Benefits 25

Section 3.13.	Title; Assets 25

Section 3.14.	Real Property 25

Section 3.15.	Intellectual Property 26

Section 3.16.	Taxes and Social Security 29

Section 3.17.	Environmental Matters 30

Section 3.18.	Third Party Contracts 30

Section 3.19.	Affiliate Interests and Transactions 31

Section 3.20.	Insurance 31

Section 3.21.	Product Recalls 31

Section 3.22.	Customers 32

Section 3.23.	Privacy and Security 32

Section 3.24.	Accredited Investor 33

Section 3.25.	Foreign Investors 33

Section 3.26.	Certain Payments 33

Section 3.27.	Investment Intent; Restricted Shares 33

Section 3.28.	Brokers 34

Section 3.29.	Disclaimer of Other Representations and Warranties 34

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER	35

Section 4.1.	Organization 35

Section 4.2.	Authority 35

Section 4.3.	No Conflict; Required Filings and Consents 36

Section 4.4.	Brokers 36

Section 4.5.	Coty Shares 36

Section 4.6.	SEC Filings 37

Section 4.7.	Buyer’s Financial Statements 37

Section 4.8.	Absence of Certain Changes or Events 37

Section 4.9.	Foreign Investors 37

Section 4.10.	Disclaimer of Other Representations and Warranties 37

ARTICLE V. COVENANTS	38

Section 5.1.	Conduct of Business Prior to the Closing 38

Section 5.2.	Conduct of Buyer’s Business Prior to the Closing 40

Section 5.3.	Covenants Regarding Information 40

Section 5.4.	Non-Solicitation 42

Section 5.5.	Intercompany Arrangements 42

Section 5.6.	Resignations 43

Section 5.7.	Transfer of Permits; Used Intellectual Property Rights 43

Section 5.8.	Confidentiality 44

Section 5.9.	Consents and Filings; Further Assurances 45

Section 5.10.	Public Announcements 47

Section 5.11.	Other Intellectual Property 48

Section 5.12.	Stock Exchange Listing 48

Section 5.13.	Contact with Customers, Suppliers and Other Business Relations 48

Section 5.14.	Transfers of Assets 48

Section 5.15.	Pre-Closing Reorganizations 49

Section 5.16.	UK retirement plans 50

Section 5.17.	Insurance Matters 50

Section 5.18.	Remote Employees 51

Section 5.19.	Other Labor Matters 51

Section 5.20.	Transition Services Agreements 51

Section 5.21.	Transfer of Domain Names 52

Section 5.22.	Other Pre-Closing Matters 52

ARTICLE VI. TAX AND EMPLOYEE MATTERS	53

Section 6.1.	Responsibility for Filing Returns 53

Section 6.2.	Tax Indemnity 54

Section 6.3.	Straddle Period Allocation 54

Section 6.4.	Tax Contests 54

Section 6.5.	Cooperation on Tax Matters 55

Section 6.6.	Registration Taxes 55

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Section 6.7.	Tax Refunds 55

Section 6.8.	Exit of French Tax Consolidated Group 55

ARTICLE VII. CONDITIONS TO CLOSING	55

Section 7.1.	General Conditions 55

Section 7.2.	Conditions to Obligations of the Seller 56

ARTICLE VIII. INDEMNIFICATION	56

Section 8.1.	Survival 56

Section 8.2.	Indemnification by the Seller 57

Section 8.3.	Indemnification by the Buyer 57

Section 8.4.	Procedures 58

Section 8.5.	Limits on Indemnification 61

Section 8.6.	Remedies Not Affected by Investigation, Disclosure or Knowledge 62

Section 8.7.	Sole and Exclusive Remedy 62

Section 8.8.	Tax Matters 63

ARTICLE IX. TERMINATION	63

Section 9.1.	Termination 63

Section 9.2.	Effect of Termination 64

ARTICLE X. GENERAL PROVISIONS	64

Section 10.1.	Fees and Expenses 64

Section 10.2.	Amendment and Modification 64

Section 10.3.	Waiver 64

Section 10.4.	Notices 65

Section 10.5.	Interpretation 65

Section 10.6.	Entire Agreement 66

Section 10.7.	No Third-Party Beneficiaries 66

Section 10.8.	Governing Law 66

Section 10.9.	Submission to Jurisdiction; Venue 66

Section 10.10.	Assignment; Successors 67

Section 10.11.	Enforcement 67

Section 10.12.	Currency; USD Equivalent 68

Section 10.13.	Severability 68

Section 10.14.	Waiver of Jury Trial 68

Section 10.15.	Counterparts 68

Section 10.16.	Facsimile or .pdf Signature 68

Section 10.17.	Time of Essence 68

Section 10.18.	Disclosure Letter 68

Section 10.19.	No Presumption Against Drafting Party 69

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Exhibit A.1    List of the Companies’ Subsidiaries
Exhibit A.2    List of Buyer Subsidiaries purchasing the Shares and percentage value
Exhibit B    Registration Rights Agreement
Exhibit C    Approvals required under Competition Laws
Exhibit D    French Tax Sharing Termination Agreement

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STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of March 12, 2015 (this “Agreement”), between Coty Inc., a Delaware corporation (the “Buyer”) and Chanel International B.V., a Dutch corporation (the “Seller”), it being specified that the Seller shall substitute the Seller’s Designated Affiliate (as defined below) for purposes of Articles 2.2(b)(i) and 2.4(f)(ii) of the Agreement.
RECITALS
A.    The Seller owns directly or indirectly 100% of the issued and outstanding shares of capital stock of the Companies.
B.    The Companies own 100% of the capital stock of the Subsidiaries set forth in Exhibit A.1 attached hereto (such Subsidiaries, together with the Companies, the “Company Group”).
C.    The Company Group manufactures (through third parties), distributes and sells fragrance, color and other beauty products (the “Products”) worldwide primarily under the BOURJOIS brand through retail, e-commerce and standalone boutique channels (the “Business”).
D.    The Seller wishes to sell or cause to be sold 100% of the capital stock of the Companies, and the Buyer wishes to cause the Buyer Subsidiaries to purchase 100% of the capital stock of the Companies, all as set forth herein.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, unless otherwise specified herein, each Company Group Member shall be deemed an “Affiliate” of the Seller (and not the Buyer) prior to the Closing and shall be deemed an “Affiliate” of the Buyer (and not the Seller) from and after the Closing.
“Ancillary Agreements” means the Registration Rights Agreement, the Transition Services Agreements, the French Tax Sharing Termination Agreement and all other agreements,

documents, certificates, assignments and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents, certificates, assignments or instruments entered into or delivered at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.
“Books and Records” means originals, or if originals are not reasonably available, copies of the financial, accounting, tax, intellectual property and legal books and records relating to the Business; provided, that to the extent any such books and records contain material that does not relate to the Business, such material shall not constitute “Books and Records” for purposes of this Agreement (including, for the avoidance of doubt, Section 5.3) and any such material may be redacted from the Books and Records. Solely for the purposes of Section 5.3, the term “Books and Records” also includes historical consumer, marketing, commercial Products records, data, studies or materials related to the Business, to the extent any of the foregoing is in the Seller’s or any Company Group Member’s possession and control.
“Bourjois S.A.S.” means a société par actions simplifiée, established and operating under the laws of France, having its registered office at 12/14, rue Victor Noir – 92200 Neuilly-sur-Seine (France) and registered with the Commercial and Companies Register of Nanterre under registration number 562 082 511.
“Bourjois Limited” means a limited liability company, established and operating under the laws of the United Kingdom, having its registered office at 5, Barlow Place – London W1J 6DG (UK) and registered with the Companies Register under registration number 00158193.
“Bourjois SARL” means a limited liability company, established and operating under the laws of Switzerland, having its registered office at Glarus (Switzerland) and registered with the Companies Register under registration number CHE – 105.842.001.
“Bourjois B.V.” means a limited liability company, established and operating under the laws of the Netherlands, having its registered office at Boerhaavelaan 22, 2713 HX Zoetermeer – Netherlands and registered with the Companies Register under registration number 28024808.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, USA or the city of Paris, France.
“Buyer Group” means the Buyer and the Buyer Subsidiaries.
“Buyer Group Member” means a member of the Buyer Group; for the avoidance of doubt, unless otherwise specified herein, each Company Group Member shall be deemed an “Buyer Group Member” from and after the Closing.
“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Buyer; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the industry in which the Buyer operates, or the economy or the financial or securities markets, (B) the outbreak of war or acts of terrorism, and (C) changes in Law, IFRS or U.S. generally accepted accounting principles and practices; provided further, that, with respect to clauses (A), (B) and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Buyer, taken as a whole.
“Cash and Cash Equivalents” means, as of the Reference Time, the aggregate amount of all cash, cash equivalents and marketable securities of the Company Group calculated in accordance with IFRS, exclusive of any such cash or cash equivalents that constitute “restricted cash” under IFRS. For avoidance of doubt, Cash and Cash Equivalents shall (i) be reduced by the amount of all uncleared checks and drafts issued by any Company Group Member as of the Reference Time, and (ii) include all checks and drafts deposited for the account of any Company Group Member that have not yet cleared (provided that such checks or drafts actually clear).
“Companies” means, collectively, Bourjois S.A.S., Bourjois Limited, Bourjois SARL and Bourjois B.V..
“Company Benefit Plan” means, each employment, remuneration, deferred compensation and each bonus, incentive compensation, benefit in kind (including company car), profit-sharing, saving plan, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each material severance, retirement or termination pay, medical, and other material “welfare” or pension plan, fund or program, and each other employee benefit plan that is, in each case, contributed to or sponsored or maintained by a Company Group Member with respect to any of its current or former employees (including the Senior Employees), officers or directors, or maintained by the Seller or any of its Affiliates in respect of current or former employees of any Company Group Member and/or Remote Employees.
“Company Group Member” means, each of the Companies and each of the Subsidiaries set forth in Exhibit A.1 attached hereto.
“Competition Laws” means all applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including in the European Union.
“Consent Agreements” means the agreements under which the Seller or any Affiliate of the Seller has consented to the restricted use by third parties of trademarks or other names which are or are likely to be confusingly similar to the Marks that are, in each case, used in connection with the Business and under which third parties have acknowledged and agreed to the Seller’s or an Affiliate of the Seller’s use thereof.

“Contract” means any written contract or agreement or any other legally binding arrangement or understanding.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Coty Per Share Value” means the ten-day average closing price of Coty Shares as of the close of trading on the New York Stock Exchange on the fifth (5th) Business Day immediately prior to the Closing.
“Coty Shares” means the uncertificated, book-entry shares of Class A common stock issued by the Buyer, as may be modified, changed or exchanged pursuant to Section 2.5.
“Cylinders” means those artwork cylinders and print cylinders, wherever located, used to print packaging, cartons and labels exclusively for the Products.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means all Laws regulating pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.
“Estimated Purchase Price” means (i) an amount denominated in U.S. dollars equal to (x) the Coty Per Share Value multiplied by (y) an amount of Coty Shares equal to (A) 15 million Coty Shares or (B) if the Coty Per Share Value multiplied by 15 million is less than $260 million, the lower of (1) such amount of Coty Shares equal to the quotient, rounded to the nearest whole number, obtained by dividing (α) $260 million by (β) the Coty Per Share Value and (2) 18 million Coty Shares, plus (ii) the Estimated Cash, if any, minus (iii) the Estimated Indebtedness, minus (iv) the Estimated Transaction Expenses, plus (v) the Estimated Prepaid Payables.
“European Union” means the union of states which are party to the Rome Treaty of March 25, 1957 and the Maastricht Treaty of February 7, 1992.
“Funded Indebtedness” means, as of the Reference Time: (i) any amounts due under any credit facilities; (ii) all other indebtedness for borrowed money of any Company Group Member, and all obligations evidenced by notes, bonds, debentures or other similar debt securities; (iii) all liabilities and amounts owed by any Company Group Member in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money; and (iv) any accrued and unpaid interest, penalties and fees with respect to the foregoing items. For the avoidance of doubt, Funded Indebtedness shall include all indebtedness for borrowed money of any Company Group Member owed to the Seller or any of its Affiliates (other than the Company Group Members).
“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board as in effect from time to time.
“Indebtedness” means, as of the Reference Time, the aggregate amount of all outstanding (i) Funded Indebtedness and (ii) Other Indebtedness, provided that Indebtedness shall not include any inter-company indebtedness among the Company Group Members.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of any jurisdiction, whether registered or unregistered: (i) trade names, trademarks, trade dress, brand names, slogans, service marks, domain names, other Internet addresses or identifiers, design rights, product jingles, advertising campaigns and all other indicia of source, all applications (including intent to use applications and similar reservations of marks) and registrations thereof and all goodwill associated with any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) published and unpublished works of authorship, including copyrights therein and all applications and registrations thereof (collectively, “Copyrights”); (iv) trade secrets, know-how (including formulations and formula cards for each Product), inventions, discoveries, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, database rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
“Inventory” means all inventory of Products, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items.
“knowledge” means, (i) with respect to the Seller, the actual knowledge of Mrs. Anne Kirby, Mr. Lionel Tchaplyguine, Mr. Luc Dony, Mrs. Jennifer Pickett, Mrs. Marianna Nitsch and Mr. Didier Morfoisse, such persons having made due inquiry, and (ii) with respect to the Buyer, the actual knowledge of Patrice de Talhouët and Jules Kaufmann, such persons having made due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, or injunction, judgment, decree or order of any Governmental Authority that is, as regards injunctions, judgments, decrees and orders, in each case, enforceable.
“Leased Real Property” means all real property leased or subleased to any Company Group Member or which any Company Group Member otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Local GAAP” has the meaning set forth in Section 3.7(a).
“Losses” shall mean all actual losses, damages, liabilities, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing); provided, however, that Losses does not include, and the Indemnified Parties shall not be entitled to seek or recover under any theory of liability, (i) any consequential, special, incidental, indirect, exemplary or punitive damages whatsoever or any diminution in accounting value or (ii) losses calculated by “multiple of profits”, “multiple of cash flows” or any other similar “multiplier” calculation methodologies; provided, however, that, for the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Losses that are proximately caused by a breach or inaccuracy of Sections 3.15(c) and 3.15(e) may include the net profit resulting from lost sales, to the extent that such lost sales (x) are not unduly speculative (it being agreed that determination of sales for a period greater than three years shall be deemed unduly speculative) and (y) are a direct result of the breach or inaccuracy of such representations.
“Major Customer” means those customers set forth in Schedule 1.1(a) of the Disclosure Letter.
“Marketing Materials” means all product literature, promotional and point of sale materials, commercials (including the related reels) and other marketing materials relating to the Products or the Business existing as of the Closing Date.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Group or the Business, in each case, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the industry in which the Company Group operates, or the economy or the financial or securities markets, (B) the outbreak of war or acts of terrorism, and (C) changes in Law, IFRS, Local GAAP or U.S. generally accepted accounting principles and practices; provided further, that, with respect to clauses (A), (B) and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company Group or the Business, in each case, taken as a whole.

“Molds” means all bottle molds and cap molds, in each case, wherever located, used exclusively in the production and/or manufacture of the Products.
“Net Trade Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the pro forma consolidated current assets limited to Inventory and net trade receivables of the Company Group minus (ii) the pro forma consolidated trade payables of the Company Group, in each case calculated in accordance with Local GAAP (and not, for the avoidance of doubt, IFRS). Schedule 1.1(b) of the Disclosure Letter sets forth a sample calculation of Net Trade Working Capital as at December 31, 2013.
“Other Indebtedness” means, with respect to the Company Group, as of the Reference Time: (i) any amounts due under capitalized leases recorded as such under IFRS; (ii) any liability for the deferred and unpaid purchase price of tangible property which is not comprised within working capital; (iii) all amounts drawn under surety bonds, letters of credit or similar obligations; and (iii) any accrued and unpaid interest, penalties and fees with respect to the foregoing items.
“Other Intellectual Property” means any and all Copyrights, Marks, Patents and Trade Secrets once used or applied for in connection with the Business but not currently used (nor used during the previous five years) by the Seller, the Seller Subsidiary or any Company Group Member in connection with the Products or the Business as currently conducted, it being specified that, for the avoidance of any doubt, any Trade Secrets used by the Seller or any of its Affiliates (in its or their quality(ies) as subcontractor(s)) in relation to the manufacturing of the “fards cuits” (the “Fards Cuits”) does not constitute Other Intellectual Property for purposes of this Agreement and the Ancillary Agreements.
“Prepaid Payables” means the aggregate amount of any and all trade payables of Bourjois S.A.S. which have been prepaid by Bourjois S.A.S. prior to the Reference Time, but only to the extent such trade payables relate to products or services to be provided to the Company Group from and after the Closing Date.
“Permitted Encumbrances” means (i) all other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent, or that are being contested in good faith or have not been determined by final judgment; (ii) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings, (iii) Encumbrances that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the Business of the Company Group as currently conducted, (iv) Encumbrances imposed under applicable Law, (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity,

including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Tax Period” means any taxable period or portion of any Straddle Period that begins after the Closing Date.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.
“Purchase Price” means an amount denominated in U.S. dollars equal to the Coty Per Share Value multiplied by the aggregate number of Coty Shares delivered by the Buyer Subsidiaries to the Seller pursuant to Section 2.2(b), subject to adjustments in accordance with Section 2.4.
“Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of EUR 100,000; provided that, for purposes of determining whether a Loss is a Qualifying Loss, no costs or expenses shall be taken into account.
“Reference Date” means October 7, 2014.
“Reference Time” means 11.59pm (local time) on March 31, 2015.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B to be executed by the Buyer and the Seller’s Designated Affiliate.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, lawyers, bankers and other representatives of such Person.
“Return” means any report, statement, form, return or other document or information filed or required to be filed with any Tax Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Seller’s Designated Affiliate” means Mousseluxe S.à.r.l., a company organized under the laws of Luxembourg, having its registered office at 14-16, rue Philippe II, L-2340 Luxembourg, and registered with the Register of Commerce and Companies of Luxembourg under number B125.825.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Financial Times published on the Business Day immediately prior to such date of determination.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.
“Tax Applicable Laws” means, with respect to Taxes, all Laws of any Governmental Authority having jurisdiction over the business or operations of each of the Company Group Member.
“Taxes” means: (i) all direct or indirect domestic or foreign, federal, state, or local taxes, contributions, charges, fees, levies, duties or other assessment of any kind including taxes on foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, excise, severance, stamp, occupation, premium, property, real estate, windfall profits, customs, duties, payroll contribution, unemployment insurance, retirement, social security or other social benefits or labor related payments or contributions, or other like assessments or charges of any kind whatsoever imposed by any Tax Governmental Authority (whether domestic or foreign) or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax grouping, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for any period or otherwise.
“Transaction Expenses” means the aggregate amount of any and all fees and expenses that any Company Group Member incurs or any Person that any Company Group Member is legally obligated to reimburse for such amounts (including any such fees and expenses incurred by or on behalf of the Seller or any of its Affiliates) upon, or with respect to periods prior to, the Closing in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby that have not been paid by the Seller as of the Closing, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts; (ii) any fees and expenses associated with any Company Group Member obtaining necessary or appropriate waivers, consents, or approvals of any third parties prior to the Closing Date, (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances required to be terminated under this

Agreement; and (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby.
“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.
“Used Intellectual Property” means all Copyrights, Marks, Patents and Trade Secrets that are, in each case, currently used, or which has been used during the previous five years, by any Company Group Member in connection with the Products or the Business as currently conducted or as conducted during the previous five years, it being specified that, for the avoidance of any doubt, any Trade Secrets used by the Seller or any of its Affiliates (in its or their quality(ies) as subcontractor(s)) in relation to the manufacturing of the Fards Cuits does not constitute Used Intellectual Property for purposes of this Agreement and the Ancillary Agreements.
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
Section 1.2.    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition    Location

Agreement    Preamble
Assets    3.13
Business    Recitals
Buyer    Preamble
Buyer Disclosure Letter    Article IV
Buyer SEC Reports    4.6
Buyer Subsidiary(ies)    2.1
Claim Notice    8.4(a)
Chanel Limited DB Pension Plan    5.16
Chanel Limited DC Pension Plan    5.16
Closing    2.2(a)
Closing Accounts    2.4(a)
Closing Cash    2.4(a)
Closing Date    2.2(a)
Closing Indebtedness    2.4(a)
Closing Prepaid Payables    2.4(a)
Closing Transaction Expenses    2.4(a)
Company Group    Recitals
Company Group Employees    5.4

Company Registered IP    3.15(e)
Confidential Information    5.8(b)
Confidentiality Agreement    5.8(a)
Direct Claim    8.4(e)
Direct Claim Notice    8.4(e)
Disclosure Letter    Article III
Employer Debt Regulations    5.16
Estimated Cash    2.3
Estimated Indebtedness    2.3
Estimated Prepaid Payables    2.3
Estimated Transaction Expenses    2.3
Exchange Act    4.6
Excluded Assets    5.14
Exempted Obligations    3.7(b)
Final Closing Statement    2.4(a)
French Tax Sharing Termination Agreement    6.8
Fundamental Representations    8.1(a)(i)
General Cap    8.5
Indemnified Party    8.4(a)
Indemnifying Party    8.4(a)
Independent Accounting Firm    2.4(c)
Local GAAP    3.7(a)
Material Leased Real Property    3.14(b)
Net Adjustment Amount    2.4(f)
Notice of Disagreement    2.4(b)
Outside Date    9.1(b)
Overall Cap    8.5
Pensionable Employees    5.16(b)
Permits    3.9(b)
Personal Information    3.23(a)
Preliminary Closing Statement    2.3
Privacy Laws    3.23(a)
Products    Recitals
Remote Employees    3.11(a)
SEC    3.27(b)
Securities Act    3.24
Seller    Preamble
Seller Insurance    5.17
Seller Subsidiary    2.1
Senior Employee    3.11(g)
Shares    2.1
Specific Third Party Contracts    3.18(b)
Statutory Accounts    3.7(a)
Tax Benefit    8.5(b)
Tax Contest    6.4

Tax Representations    8.1(a)(ii)
Third Party Approvals    5.9(f)
Third Party Claim    8.4(a)
Third Party Contracts    3.18(a)
Transition Services Agreements    5.20
TUPE Regulations    5.18

ARTICLE II.
PURCHASE AND SALE
Section 2.1.    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall (i) sell, assign, transfer, convey and deliver all of the shares of capital stock issued by Bourjois Limited, Bourjois SARL and Bourjois B.V. and (ii) cause Chanel S.A.S. (the “Seller Subsidiary”) to sell, assign, transfer, convey and deliver all of the shares of capital stock issued by Bourjois S.A.S. (the shares referred to in clauses (i) and (ii), collectively, the “Shares”) to the Subsidiary of the Buyer identified in Exhibit A.2 attached hereto (each a “Buyer Subsidiary” and collectively, the “Buyer Subsidiaries”), free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall cause the appropriate Buyer Subsidiary to purchase the Shares from the Seller and the Seller Subsidiary.
Section 2.2.    Closing.
(a)    The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held, (i) with respect to the Shares of Bourjois S.A.S. at the offices of Gibson, Dunn & Crutcher LLP, 166, rue du Faubourg Saint-Honoré - 75008 Paris, France, (ii) with respect to the Shares of Bourjois B.V., at the offices of Loyens & Loeff N.V. located Blaak 31, 3011 GA Rotterdam, the Netherlands and (iii) with respect to the Shares of Bourjois SARL and Bourjois Limited, at the offices of Lenz & Staehelin, Route de Chêne 30, 1211 Geneva 17 (Switzerland), in each case at 10:00 a.m., Central European Time (a) on the last Business Day (x) of the calendar month in which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) has occurred, if satisfaction or waiver of all such conditions occurs prior to or on the 20th day of a given month or (y) of the following calendar month, if such satisfaction or waiver occurs after the 20th day of a given month any calendar month, or (b) on such other date as the Seller and the Buyer mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.
(b)    At the Closing:
(i)    the Buyer shall cause each Buyer Subsidiary to deliver to the Seller’s Designated Affiliate that number of Coty Shares equal to the quotient, rounded to the nearest whole number, obtained by dividing (A) the product of (1) the Estimated Purchase Price and (2) the percentage value, specified as a decimal number, set forth in Exhibit A.2 attached hereto opposite the relevant Buyer Subsidiary’s name by (B) the Coty Per Share Value, free and clear of all Encumbrances, provided that, upon actual payment by each Buyer Subsidiary of their respective portion of the Estimated Purchase Price to the Seller’s Designated Affiliate, the Buyer Subsidiaries shall be fully discharged of their respective payment obligation towards each of the Seller and the Seller Subsidiary in respect of the Estimated Purchase Price.
(ii)    the Buyer shall deliver or cause to be delivered on behalf of the Company Group (including, if so desired, by directing the Company Group to use freely available Cash and Cash Equivalents to repay) the amount it has been notified by the Seller pursuant to Section 2.3 is payable to each Person who is owed a portion of the Estimated Transaction Expenses;
(iii)    the Buyer shall deliver or cause to be delivered on behalf of the Company Group (including, if so desired, by directing the Company Group to use freely available Cash and Cash Equivalents to repay) the amount it has been notified by the Seller pursuant to Section 2.3 is payable to each counterparty or holder of Funded Indebtedness; and
(iv)    the Seller shall, or shall cause the Seller Subsidiary to, deliver to the applicable Buyer Subsidiary as set forth in Exhibit A.2 attached hereto:
(1)    (A) an original copy of the stock transfer form (ordre de mouvement) with respect to the sale and purchase of the Shares of Bourjois S.A.S., duly signed by Chanel S.A.S., (B) 2 original copies of the applicable tax forms “Cerfa” no 2759, duly signed by Chanel S.A.S., to be filed with the French Tax authorities by the relevant Buyer Subsidiary with respect to the sale and purchase of the Shares of Bourjois S.A.S. and (C) the share register of Bourjois S.A.S. (comprising the registre des mouvements de titres and the comptes individuels d’actionnaires) updated in respect of the sale and purchase of all of the Shares of Bourjois S.A.S.; and
(2)    (A) the Share certificate representing all of the Shares of Bourjois Limited (or any indemnity in respect thereof, in a form reasonably agreed upon between the Parties), accompanied by a stock transfer form duly executed by the Seller; (B) an irrevocable English-law-governed power of attorney duly executed by the Seller in favor of the Buyer, for the purpose of exercising the rights attached to the Shares of Bourjois Limited and securing the interests of Buyer in the Shares of Bourjois Limited during the period between the Closing and the registration of the relevant Buyer Subsidiary as the holder of the Shares of Bourjois Limited in the register of members of Bourjois Limited; and (C) a copy of (α) the resolutions adopted by the board of directors of Bourjois Limited approving the sale and transfer of the Shares of Bourjois Limited and approving, subject only to the consummation of the Closing, the registration of the transfer of the Shares of Bourjois Limited, the resignations of all the existing directors and officers (including company secretary) of Bourjois Limited and the appointment of the new directors and officers (including company secretary) and any changes in the situation of the registered office, the accounting reference date and instructions to banks as Buyer may reasonably specify and (β) the duly executed TM01 & TM02, AD01 and AA01 forms;
(v)    (1) the Seller shall execute, and the Buyer shall cause its relevant Buyer Subsidiary set forth in Exhibit A.2 attached hereto to execute, a transfer deed in the appropriate form as required by applicable Laws, to be executed before a civil law notary registered in the

Netherlands and associated with Loyens & Loeff N.V., for completing the sale and transfer of the Shares of Bourjois B.V. from the Seller to the relevant Buyer Subsidiary; (2) the Seller shall (A) deliver to the applicable Buyer Subsidiary a copy of resolutions adopted by the management board of Bourjois B.V. approving the sale and transfer of the Shares of Bourjois B.V. from the Seller to the relevant Buyer Subsidiary and (B) cause the shareholders’ general meeting of Bourjois B.V. to approve the transfer of the Shares of Bourjois B.V., dismiss all the existing directors and appoint those new statutory directors as indicated by the Buyer, in each case with effect on the Closing Date;
(vi)    (1) the Seller shall execute, and the Buyer shall cause its relevant Buyer Subsidiary set forth in Exhibit A.2 attached hereto to execute, a transfer deed in the appropriate form as required by applicable Laws, for completing the sale and transfer of the Shares of Bourjois SARL from the Seller to the relevant Buyer Subsidiary; (2) the Seller shall (A) deliver to the applicable Buyer Subsidiary a copy of the shareholders’ resolutions adopted by the Seller as sole shareholder of Bourjois SARL approving the sale and transfer of the Shares of Bourjois SARL from the Seller to the relevant Buyer Subsidiary, and (B) cause the shareholders’ general meeting of Bourjois SARL to be held on the Closing Date in order to appoint those new managers as indicated by the Buyer following the resignations of all the existing managers of Bourjois SARL effective on the Closing Date and approve the cleaning-up of the by-laws of Bourjois SARL and notably, without limiting the generality of the foregoing, to delete any reference to the Seller therein;
(vii)    Without prejudice to the provisions of Section 5.6, the Seller shall cause the shareholders’ general meetings and/or board meetings (or their equivalent under applicable Laws) of Bourjois S.A.S., Bourjois España SA and Bourjois SA to be held on the Closing Date in order to appoint those new officers and directors (or members of supervisory board) indicated by the Buyer following the resignations of all the existing officers and directors of the abovementioned Company Group Members effective on the Closing Date;
(viii)    The Buyer shall, and shall cause its relevant Buyer Subsidiaries, to deliver to the Seller, proofs of identity and residence of any new directors or officers of the Company Group Members appointed on the Closing Date, as well as any duly executed powers of attorney to the benefit of the relevant legal counsels as specified by the Seller in order to allow the Seller to, and to cause the relevant Company Group Members to, proceed with the filing publicity formalities as from the Closing Date.
(ix)    The Buyer shall have received an executed counterpart of each of the Ancillary Agreements signed by each party other than the Buyer or the Buyer Subsidiaries.
(x)    The Seller shall have received an executed counterpart of each of the Ancillary Agreements signed by each party other than the Seller, the Seller’s Designated Affiliate or the Seller Subsidiary.
(c)    The Buyer Subsidiaries shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of Tax Applicable Law. To the extent any amount is so deducted or withheld, such amount shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amount would otherwise have been paid.
Section 2.3.    Closing Estimates. At least 5 Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer, a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) good-faith estimates of (A) Indebtedness (the “Estimated Indebtedness”) together with details of Funded Indebtedness and Other Indebtedness, (B) Cash and Cash Equivalents (the “Estimated Cash”), (C) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) and (D) Prepaid Payables and the invoices associated with such Prepaid Payables (the “Estimated Prepaid Payables”) (with each of Estimated Indebtedness, Estimated Cash, Estimated Transaction Expenses and Estimated Prepaid Payables determined as of the Reference Time after giving effect to any use of the Cash and Cash Equivalents of the Company Group to repay Indebtedness and Transaction Expenses at the direction of the Buyer pursuant to Section 2.2(b) and (ii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Indebtedness and Estimated Cash shall be calculated pursuant to the defined terms contained in this Agreement and in accordance with IFRS.
Section 2.4.    Post-Closing Adjustment of Purchase Price.
(a)    Within 60 days after the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Final Closing Statement”) that shall include and set forth (i) the pro forma consolidated accounts of the Company Group as of the Reference Time (the “Closing Accounts”), (ii) a calculation of the actual (A) Indebtedness (the “Closing Indebtedness”), (B) Cash and Cash Equivalents (the “Closing Cash”), (C) Transaction Expenses (the “Closing Transaction Expenses”) and (D) Prepaid Payables (the “Closing Prepaid Payables”), with each of Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Prepaid Payables determined as of the Reference Time after giving effect to any use of the Cash and Cash Equivalents of the Company Group to repay Indebtedness and Transaction Expenses at the direction of the Buyer pursuant to Section 2.2(b). Closing Accounts shall be established, and Closing Indebtedness and Closing Cash shall be calculated, in each case, in accordance with IFRS.
(b)    The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Buyer delivers to the Seller written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Prepaid Payables, as set forth in the Final Closing Statement. The Buyer shall be deemed to have agreed with all items and amounts of Closing Indebtedness, Closing Cash, Closing Transaction and/or Closing Prepaid Payables not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Prepaid Payables as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.4.

(c)    During the 15-day period following delivery of a Notice of Disagreement by the Buyer to the Seller, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Prepaid Payables as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 15-day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Buyer in the Notice of Disagreement and the amount of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Prepaid Payables, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 15-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Prepaid Payables, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Prepaid Payables, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Prepaid Payables that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.
(d)    The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)    The Buyer will, and will cause the Company Group during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Purchase Price contemplated by this Section 2.4 to afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, Books and Records of the Company Group and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Transaction Expenses, Cash and Cash Equivalents, Indebtedness and Prepaid Payables as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. The foregoing access rights shall apply mutatis mutandis for the benefit of the Buyer with respect to information relating to the Company Group that may be retained by the Seller.
(f)    The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.4, plus (C) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.4, plus (D) the Closing Prepaid Payables minus the Estimated Prepaid Payables as finally determined pursuant to this Section 2.4;
(ii)    If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall cause each Buyer Subsidiary to deliver to the Seller’s Designated Affiliate an additional amount of Coty Shares equal to the quotient, rounded to the nearest whole number, obtained by dividing (A) the product of (1) the Net Adjustment Amount and (2) the percentage value, specified as a decimal number, set forth in Exhibit A.2 opposite the relevant Buyer Subsidiary’s name, by (B) the Coty Per Share Value; and
(iii)    If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Seller shall and shall cause the Seller Subsidiary to pay to each Buyer Subsidiary from which it acquired Coty Shares an amount equal to the product, rounded to the nearest cent, of the Net Adjustment Amount and the percentage value, specified as a decimal number, set forth in Exhibit A.2 opposite the relevant Buyer Subsidiary’s name.
(g)    Payments in respect of Section 2.4(f) shall be made within ten Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this

Section 2.4. Cash payments shall be made in accordance with the preceding sentence of this Section 2.4(g) by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
Section 2.5.    Change in Shares. If, at any time during the measurement period for the determination of the Coty Per Share Value and up to the Closing Date, the outstanding Coty Shares shall have been modified or changed into, or exchanged for, a different number of shares or a different class, by reason of any share dividend, share capital increase, subdivision, reclassification, reorganization, recapitalization, split, reverse split, combination, demerger, contribution or exchange of shares, including by operation of law the calculation of the Coty Per Share Value shall be correspondingly adjusted to provide the Seller the same economic effect as contemplated by this Agreement prior to such event.
Section 2.6.    Closing Inventory Amount. The Seller and the Buyer shall jointly conduct a physical count of the Inventory, in such locations as mutually agreed, two Business Days before the Closing Date or on such other date as mutually agreed, which physical count shall be conducted in accordance with the past practices, policies and procedures of the Company Group as set forth in Schedule 2.6 of the Disclosure Letter. The physical counting process shall be observed by representatives of one accounting firm chosen by the Buyer and one accounting firm chosen by the Seller. If the parties cannot agree on the results of such count, any disputes shall then be settled by the Independent Accounting Firm in accordance with Section 2.4(c).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
Except as set forth in the corresponding Schedules to the disclosure letter delivered as of the Reference Date (the “Disclosure Letter”) (which shall qualify the specifically identified Sections or subsections hereof to which each such Schedule relates and be deemed to be disclosed and incorporated into any other Schedules of the Disclosure Letter where it is reasonably apparent that the information so disclosed in such Schedule of the Disclosure Letter is relevant or applicable to such other Sections or subsections), the Seller hereby represents and warrants to the Buyer as follows, it being specified that the representations and warranties set forth in this Article III shall be deemed made as at the Reference Date and as at the Closing Date, save to the extent any such representation or warranty is specifically expressed to be made (x) only as at one of such dates, or (y) as at the date hereof (in which case such representation and warranty shall also be deemed made as at the Closing Date):
Section 3.1.    Organization and Qualification.
(d)    Each of the Seller and the Seller Subsidiary is a company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation as set forth opposite its name in Schedule 3.1(a) of the Disclosure Letter and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Group Member is (i) a company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation as set forth opposite its name in Schedule 3.1(a) of the Disclosure Letter, and each has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) a company duly qualified or licensed as a foreign entity authorized to do business, and is in good standing as a foreign entity, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the transaction of its business makes such qualification or licensing necessary.
(e)    The Seller has heretofore furnished to the Buyer a complete and correct copy of the organizational documents, each as amended to date, of each Company Group Member. No Company Group Member is in violation of any of the provisions of its organizational documents. The transfer books and minute books of each Company Group Member that have been made available for inspection by the Buyer prior to the date hereof are true and complete.
Section 3.2.    Authority. As of the date hereof, the Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date hereof, each of the Seller and the Seller Subsidiary has the requisite power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder. As of the date hereof, the execution, delivery and performance by the Seller of this Agreement and the execution and performance by the Seller and the Seller Subsidiary of each of the Ancillary Agreements to which it will be a party and the consummation by the Seller and the Seller Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary action. As of the date hereof, this Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller or the Seller Subsidiary will be a party will have been, duly executed and delivered by the Seller or the Seller Subsidiary and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller or the Seller Subsidiary will be a party will constitute, the legal, valid and binding obligations of the Seller or the Seller Subsidiary, enforceable against the Seller or the Seller Subsidiary in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 3.3.    No Conflict; Required Filings and Consents.
(h)    The execution, delivery and performance by the Seller of this Agreement and the execution, delivery and performance by each of the Seller and the Seller Subsidiary of each of the Ancillary Agreements to which the Seller and each such Seller Subsidiary will be a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not:

(i)    on the Closing Date, conflict with or violate the organizational documents of the Seller, the Seller Subsidiary or any Company Group Member;
(ii)    conflict with or violate any Law applicable to the Seller, the Seller Subsidiary, or any Company Group Member or by which any of their respective properties or assets are bound or affected, except for any such conflicts or violations that have not had and would not reasonably be expected to have a Material Adverse Effect; or
(iii)    except as set forth in Schedule 3.3(a)(iii) of the Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller, the Seller Subsidiary or any Company Group Member under, or result in the creation of any Encumbrance on any property, asset or right of the Seller, the Seller Subsidiary or any Company Group Member pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Third Party Contract to which the Seller, the Seller Subsidiary or any Company Group Member is a party or by which the Seller, the Seller Subsidiary or any Company Group Member or any of their respective properties, assets or rights are bound or affected.
(i)    Assuming the truth and accuracy of the representations and warranties of the Buyer set forth in Article IV, none of the Seller, the Seller Subsidiary or the Company Group is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller or the Seller Subsidiary will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filings set forth in Exhibit C and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.
Section 3.4.    Shares. The Seller controls the Seller Subsidiary. Each of the Seller and the Seller Subsidiary is the record and beneficial owner of the Shares set forth opposite its name in Schedule 3.5 of the Disclosure Letter, free and clear of any Encumbrance, other than Permitted Encumbrances. Upon delivery to the Buyer Subsidiaries of appropriate instruments of conveyance, together with certificates with respect to those Shares that are certificated, and the Buyer Subsidiaries’ payment of the Purchase Price, the Buyer Subsidiaries shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer Subsidiaries.
Section 3.5.    Capitalization. The amount of authorized capital stock (or other equity or ownership interests of each Company Group Member) and the number of shares of capital stock issued and outstanding on the date hereof are set forth in Schedule 3.5 of the Disclosure Letter and other than as set forth in Schedule 3.5 of the Disclosure Letter, no Company Group Member has agreed to issue any: (a) share of capital stock or other equity or ownership interest;

(b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of any Company Group Member or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of each Company Group Member is duly authorized, validly issued, and, except for the Shares in Bourjois Limited (which are partly paid up to £0.50 of the nominal value of £1.00 of each share with an outstanding unpaid amount of £0.50 per share), fully paid and nonassessable and has been offered, issued and sold in compliance with applicable securities laws, and in the case of Subsidiaries of the Companies, each such share or other equity or ownership interest is owned by the applicable Companies, free and clear of any Encumbrance other than Permitted Encumbrances. Except for rights granted to the Buyer and the Buyer Subsidiaries under this Agreement and the obligation pertaining to the payment of the remaining unpaid amount of the nominal value of the Shares in Bourjois Limited (i.e., £0.5 by Bourjois Limited Share), there are no outstanding obligations that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any such Company Group Member.
Section 3.6.    Equity Interests. No Company Group Member directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.
Section 3.7.    Statutory Accounts; No Undisclosed Liabilities.
(a)    The audited statutory accounts (containing a balance sheet and a profit and loss account) for the financial year ended December 31, 2013 for each Company Group Member (other than Bourjois SARL) together, in each case, with any notes, reports, statements or documents included in or annexed or attached to them (collectively, the “Statutory Accounts”) are set forth in Schedule 3.7(a) of the Disclosure Letter. Each of the Statutory Accounts (i) have been prepared in accordance with the applicable accounting principles of the relevant jurisdiction (“Local GAAP”) applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), and (ii) are true and accurate and fairly present, in all material respects, the financial position and results of operations of the applicable Company as at December 31, 2013 and for the year then ended, except as otherwise indicated in the notes thereto.
(b)    Except as and to the extent adequately accrued or reserved against in its Statutory Accounts, no Company Group Member (other than Bourjois SARL) has incurred any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, required by IFRS, as the case may be, to be reflected in such Statutory Accounts or disclosed in the notes thereto, other than (i) liabilities or obligations which were (x)

incurred in the ordinary course of business consistent with past practice since December 31, 2013, or (y) disclosed in Schedule 3.7(b) of the Disclosure Letter, or (ii) such liabilities or obligations as are specifically contemplated to be borne or undertaken in furtherance of the Transaction and agreed with the Buyer prior to the Reference Date (“Exempted Obligations”).
(c)    Bourjois SARL does not conduct and has not conducted any commercial activity other than the holding and the management of the Intellectual Property rights it holds.
Section 3.8.    Absence of Certain Changes or Events.
(a)    Since January 1, 2014, (i) the Business has been operated in all material respects in the ordinary course consistent with past practice, except as otherwise set forth in Schedule 3.8(a)(1) of the Disclosure Letter, and (ii) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since the Reference Date, except as otherwise permitted under this Agreement (including, but not limited to, Sections 5.15, 5.21, 6.8 and Exempted Obligations) or as set forth in Schedule 3.8(a)(2) of the Disclosure Letter, no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1, nor has entered into any labor or collective bargaining agreements (conventions et accords collectifs) or any Company Benefit Plan, in each case, applicable to the Company Group Member’s employees or the Remote Employees.
(b)    Except for those matters set forth in Schedule 3.8(b) of the Disclosure Letter and except as otherwise permitted under Section 5.15 of this Agreement, none of the Company Group Members has, since January 1, 2014, acquired (by merger, consolidation or acquisition of stock or assets) or sold (in whole or in part) any entity or other business organization or division or any controlling equity interest in any entity or otherwise been a party to any merger or spin-off, or entered into, formed, amended, or terminated any joint-venture or partnership agreement.
(c)    The level of Net Trade Working Capital of the Company Group as at the Closing Date (without taking into account the prepayment of Prepaid Trade Payables in accordance with the terms of this Agreement) will be in line in all material respects with the Company Group’s historical levels of Net Trade Working Capital as described in Schedule 3.8(c) of the Disclosure Letter and will be sufficient to run the Business on a going forward basis in all material respects, as currently conducted on the Closing Date.
Section 3.9.    Compliance with Law; Permits.
(a)    Each of the Company Group Members is, and has been since January 1, 2010, in compliance in all material respects with all Laws applicable to it in the conduct of the Business. Notwithstanding the foregoing, the representation and warranty contained in this Section 3.9(a) does not apply to matters covered by the representations and warranties set forth in Sections 3.11, 3.12, 3.16, 3.17, 3.23 and 3.26.

(b)    The Company Group Members are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary to lawfully own, lease and operate their properties and to lawfully carry on the Business in all material respects as currently conducted (the “Permits”). No Company Group Member has received written notice of suspension, cancellation, modification, revocation or nonrenewal of any Permit material to the conduct of such Company Group Member and, to the knowledge of the Seller, no such action is threatened. Each Company Group Member is and has been in compliance in all material respects with those Permits applicable to it. Assuming compliance by the applicable members of the Buyer Group with the requirements of such Permits, the Company Group Members will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or any other Person on behalf of any Company Group Member.
Section 3.10.    Litigation.
(a)    Except as set forth in Schedule 3.10(a) of the Disclosure Letter, there is no Action involving an amount in controversy in excess of € 100,000 pending or, to the knowledge of the Seller, threatened against any Company Group Member, or any of the officers or directors of any Company Group Member in his or her capacity as such. There is no Action pending or, to the knowledge of the Seller, threatened, seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    Except as set forth in Schedule 3.10(b) of the Disclosure Letter, there is no outstanding order, writ, judgment, injunction or decree, nor any pending, or, to the knowledge of the Seller, threatened, investigation, by any Governmental Authority relating to any Company Group Member, any of its respective officers or directors, the Business or the transactions contemplated by this Agreement or the Ancillary Agreements. The representation and warranty set forth in this Section 3.10(b) does not apply to Used Intellectual Property.
Section 3.11.    Labor and Employment Matters.
(a)    No employee of the Seller or of the Seller Subsidiary, nor any person engaged by the Company Group, the Seller or the Seller Subsidiary under a consultancy agreement or other agreement could be requalified by any competent court under applicable Law as an employee of any Company Group Member, other than those employees (i) who are not employed by any Company Group Member, (ii) whose contracts of employment will transfer to a Company Group Member in accordance with the provisions of the TUPE Regulations upon Closing and (iii) who shall be treated in accordance with Section 5.18 (the “Remote Employees”). Schedule 3.11(a) of the Disclosure Letter sets forth a true and correct list of the Remote Employees.
(b)    Seller will deliver to Buyer on the Closing Date a Schedule 3.11(b)(1) setting forth a true and correct list, as of the Closing Date, of the labor or collective bargaining agreements (conventions et accords collectifs) applicable to the Company Group Member’s employees. There are no labor or collective bargaining agreements (conventions et accords collectifs) applicable to the Remote Employees. As of the Closing Date, no Company Group Member nor the Seller or any of its Affiliates is a party to any labor or collective bargaining agreement or arrangement that pertains to employees of such Company Group Member, other than as set forth in Schedule 3.11(b)(1) of the Disclosure Letter. Since January 1, 2012 and up to the Reference Date, there has been no material collective labor dispute, strike, slowdown, work stoppage or lockout involving the Company Group Members or the Remote Employees and, to the knowledge of the Seller, none of the foregoing is threatened nor, to the knowledge of the Seller, is there any basis for any of the foregoing. Since January 1, 2012, no Company Group Member and, in relation to the Remote Employees, neither the Seller nor any Affiliate has, materially breached or otherwise failed to comply, in all material respects, with the provisions of any collective bargaining or union Contract. Except as otherwise set forth in Schedule 3.11(b)(2) of the Disclosure Letter, as of the Reference Date, there are no pending or, to the knowledge of the Seller, threatened material collective grievances involving employees of any Company Group Member or any of the Remote Employees.
(c)    Except as set forth in Schedule 3.11(c) to the Disclosure Letter, each Company Group Member and, in relation to each Remote Employee, each company which employs such Remote Employee is, and since January 1, 2013, has been, in compliance in all material respects with all applicable Laws relating to (x) employment (including discrimination or harassment in employment) and social security issues, employment practice and terms and conditions of employment, the terms of all applicable collective bargaining agreements or any other scheme or contract (including, without limitation, wages, overtime classification, working time, part-time contracts, temporary contracts, fixed-term contract, profit sharing, provident scheme, employee representation, private health insurance and health and safety at work, employee whistle-blowing, immigration, employee privacy, termination of employment and classification of employees, consultants and independent contractors) and (y) funding of pensions (whether legal or contractual) and any other relevant social benefits to which the employees and former employees of any Company Group Member and any Remote Employees are entitled under any Company Benefit Plan, and payment of contributions in relation thereto.
(d)    Except as set forth in Schedule 3.11(d) of the Disclosure Letter, since January 1, 2012, (x) there has been no individual labor dispute by or in respect of any employee or former employees of any Group Company Member or any Remote Employee involving an amount in controversy in excess of € 100,000, and (y) to the knowledge of the Seller, as at the Reference Date, no such dispute is threatened nor is there any basis for any such dispute.
(e)    As of the date hereof, the Seller has taken all necessary steps to inform and consult with its relevant employee representative bodies and to cause the Company Group Members or, in relation to the Remote Employees, its Affiliates, to inform and consult with the relevant employee representatives and representative bodies of each Company Group Member and in relation to the Remote Employees (notably works council), to the extent required by Law, with respect to the transactions contemplated by this Agreement.
(f)    Except as set forth in Schedule 3.11(f) of the Disclosure Letter, there are no amounts (including, without limitation, wages, salaries, commissions, bonuses, benefits and other compensation) owing or agreed to be loaned or advanced by: (i) the Seller or any Affiliate to any Remote Employee; and (ii) any Company Group Member to any employee including any Senior Employee, or officer or director, that would represent, in each case, more than one-month of gross salary (in each case, other than amounts representing remuneration accrued due for the current month, bonus and commission accruals, accrued holiday pay for the current holiday year or reimbursement of expenses and any other usual monthly accruals in the ordinary course of business).
(g)    As at the Reference Date, none of the Senior Employees has given any Company Group Member a written notice of resignation or otherwise made known in writing his/her intention to resign. To the knowledge of the Seller, as of the Reference Date, no current Senior Employee or officer of any Company Group Member intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby. As used herein, “Senior Employee” means any employee of a Company Group Member whose basic gross annual salary as of the Reference Date is in excess of € 150,000.
(h)    Except as otherwise set forth in Schedule 3.11(h) of the Disclosure Letter, since January 1, 2014, (i) neither the Seller nor any Affiliate in relation to any Remote Employee; and (ii) no Company Group Member in relation to any of its employees, consultants and officers has, in writing, either announced or proposed any material changes to the remuneration or other benefits (including any share incentive or share option scheme) and no Company Group Member nor the Seller or any Affiliate is under any obligation to make any such changes with or without retrospective operation, other than in the ordinary course of business consistent with past practice.
(i)    No Company Group Member has granted or undertaken to grant any bonuses or other payments or benefits to any of the employees, officers or directors of any Company Group Member related to the successful completion of the Transaction or otherwise related to the Transaction, other than bonuses, payments or benefits comprised within Exempted Obligations, and no such bonus or other payment or benefit has been granted or undertaken to any Remote Employee.
Section 3.12.    Employee Benefits.
(a)    Seller will deliver to Buyer on the Closing Date a Schedule 3.12(a) of the Disclosure Letter setting forth a true and correct list, as of the Closing Date, of each Company Benefit Plan.
(b)    Except as set forth in Schedule 3.12(b) of the Disclosure Letter: (i) neither the Seller nor any Affiliate in relation to the current or former employees of any Company Group Member and the Remote Employees; and (ii) no Company Group Member has entered into or is bound by any severance or other similar contract or arrangement relating to any pension, termination or retirement benefits, bonus, profit sharing, non-compete, stock purchase or stock option plans, in effect as of the date hereof, which provide for any individual or collective terms, applicable to any or all of the employees, beyond mandatory statutory or regulatory obligations, including any rights to acquire shares of any of the Company Group Members.
(c)    The Chanel Limited DC Pension Plan does not provide for any Pensionable Employee any benefits other than money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.
Section 3.13.    Title; Assets. Except as set forth in Schedule 3.13 of the Disclosure Letter, the Company Group has good and valid title to or a valid leasehold interest in all of the assets, properties and rights (including, without limitation, Books and Records, Marketing Materials, Molds, Software and Websites but excluding Cylinders) which (together with rights reflected in the Ancillary Agreements) are used in or necessary for the conduct of the Business as is currently conducted in all material respects (the “Assets”). The Assets constitute all of the assets reasonably required for the Company Group to carry on the Business as currently conducted and no third party owns any Asset necessary for the conduct of the Business as is currently conducted, in all material respects, subject to the assets and services provided by the Seller and its Affiliates pursuant to services agreements listed on Schedule 3.13 of the Disclosure Letter. None of the material Assets is subject to any Encumbrance, other than Permitted Encumbrances. This Section 3.13 does not relate to real property or interests in real property, the ownership of or valid right to use such items being the subject of Section 3.14 or Used Intellectual Property, the ownership of or valid right to use such item being the subject of Section 3.15.
Section 3.14.    Real Property.
(a)    The Company Group owns no real property.
(b)    Schedule 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Leased Real Property (collectively, the “Material Leased Real Property”). The Company Group has good and valid leasehold title to all Material Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. As of the Reference Date, the Seller has not received any written notice providing that any parcel of Material Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, rezoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed in writing or is threatened. All leases of Material Leased Real Property and all amendments and modifications thereto are in full force and effect, there exists no default under any such lease by any Company Group Member or, to the knowledge of the Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by any Company Group Member or, to the knowledge of the Seller any other party thereto. All leases of Material Leased Real Property shall remain valid and binding in accordance with their terms following the Closing (assuming performance by the other party(ies) to such leases and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity).

(c)    There are no contractual or legal restrictions that impair the ability to use any Material Leased Real Property by the Company Group for the current use of such real property.
(d)    Bourjois BV has a valid right to occupy and use all real property leased by Bourjois BV which are necessary for its operations and Bourjois BV has reserved in its Statutory Accounts sufficient amounts to cover any rents or other payment obligations that may be required by the landlord in respect of such real property.
Section 3.15.    Intellectual Property.
(a)    Schedule 3.15(a)(1) of the Disclosure Letter sets forth a true and complete list of the top ten (10) global trademarks as of the Reference Date, by revenue, and showing all countries in which they have been used by the Company Group. Seller will deliver to Buyer on the Closing Date a Schedule 3.15(a)(2) of the Disclosure Letter setting forth a true and complete list of all Used Intellectual Property (other than, for purposes of such Schedule 3.15(a)(2) only (and which are not trademarks), brand names, trade dress, slogans, product jingles, advertising campaigns, “other Internet addresses or identifiers”, “all other indicia of source”, goodwill, Trade Secrets; and it being specified that, for purposes of such Schedule 3.15(a)(2), “Copyrights” shall only refer to applications and registrations of copyrights) that, as of the Closing Date, is currently used by a Group Company Member in one or more territories, and is owned (in whole or in part) by or exclusively licensed to any Company Group Member, identifying for each whether it is owned by or licensed to the Company Group. Since the Reference Date, and unless otherwise set forth in Schedule 3.15(j)(1) with respect only to those domain names that were not renewed on instructions from the Company Group in 2013, no Company Group Member has permitted the lapse of any right relating to Used Intellectual Property.
(b)    Except as set forth in Schedule 3.15(b) of the Disclosure Letter, (i) no Used Intellectual Property is involved in any written opposition, cancellation, interference, reissue or reexamination proceeding, and (ii) no such proceeding is, to the knowledge of the Seller, threatened with respect to any such Used Intellectual Property. In the twelve months prior to the Reference Date, no Company Group Member has received any written notice or claim challenging the validity or enforceability of any Used Intellectual Property or alleging any misuse of such Used Intellectual Property.
(c)    The Company Group exclusively owns, free and clear of any and all Encumbrances, other than Permitted Encumbrances, all Used Intellectual Property other than Used Intellectual Property that is licensed to any Company Group Member by a third party licensor pursuant to a written license agreement that remains in effect. No Company Group Member has received any written notice or claim challenging the Company’s ownership of any of the Used Intellectual Property by any Company Group Member, nor to the knowledge of the Seller, is there a reasonable basis for any claim that a Company Group Member does not so own any such Used Intellectual Property. The Used Intellectual Property either owned (in whole or in part) by or exclusively licensed to any Company Group Member constitutes all of the Intellectual Property necessary for the Company Group to carry on the Business as currently conducted. Neither the Seller nor any of its Affiliates (other than the Company Group Members) owns or licenses any of the Used Intellectual Property.
(d)    Each Company Group Member has taken reasonable steps in accordance with standard industry practices to protect its rights in its Used Intellectual Property and has taken reasonable steps to maintain the confidentiality of all information that constitutes a material Trade Secret of any Company Group Member, in particular by causing its employees, consultants and contractors with access to such Company Group Member’s proprietary and confidential information to execute and deliver confidentiality agreements and assignment of rights agreements substantially in the Company’s standard forms.
(e)    All registered Used Intellectual Property (“Company Registered IP”) is valid and subsisting and, to the knowledge of the Seller, all rights in the Used Intellectual Property are, prima facie, enforceable in any country or territory where, and to the extent that, they have been used by a Company Group Member within the five-year period preceding the date of this Agreement. No Company Group Member has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like prior to expiration of applicable grace periods and the failure to disclose any known material prior art in connection with the prosecution of patent applications).
(f)    The development, manufacture, sale, distribution or other commercial exploitation of Products by or on behalf of any Company Group Member, and the other activities or operations of the Company Group, have not materially infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and no Company Group Member has received any written notice or claim (including cease and desist letters or offers of license) asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Seller, is there a reasonable basis therefor. No Used Intellectual Property is subject to any outstanding order, judgment or decree restricting the use or licensing thereof by any Company Group Member. To the knowledge of the Seller, other than as set out in Schedule 3.15(f) of the Disclosure Letter, no third party is misappropriating, infringing, diluting or violating any Used Intellectual Property. Except as set forth in Schedule 3.15(f) of the Disclosure Letter, no Company Group Member is obligated or under any liability whatsoever to make any payments in respect of any Used Intellectual Property in excess of € 100,000 by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, invention, trade secret or copyright with respect to the use thereof or in connection with the conduct of the Business. As of the Closing Date, each Company Group Member will have paid all royalties in respect of any Used Intellectual Property due and payable as of such date to any Person (other than the Company Group).

(g)    Except as otherwise set forth in Schedule 5.1 or as expressly agreed by Coty in accordance with Section 5.1, no Company Group Member has transferred ownership of, or, except as set forth in Schedule 3.15 (a) of the Disclosure Letter, granted any exclusive license with respect to, any Used Intellectual Property, other than to another Company Group Member. Upon the consummation of the Closing, the Buyer or the Buyer Subsidiaries shall succeed to all of the Used Intellectual Property and Other Intellectual Property and all such Used Intellectual Property and Other Intellectual Property shall be exercisable by the Buyer or the Buyer Subsidiaries to the same extent as by the Company Group prior to the Closing.
(h)    The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not, to the Seller’s knowledge, give rise to any right of any third party to terminate or re-price or otherwise modify any Company Group Member’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by any Company Group Member.
(i)    Other than the Consent Agreements disclosed under Schedule 3.15(i) of the Disclosure Letter, there are as of the Closing Date no other Consent Agreements necessary to the conduct of the Business as presently conducted and neither the Seller nor any Affiliate of the Seller (other than the Company Group Members) are entitled to the rights and privileges thereunder and to enforce the terms thereof. No Consent Agreement disclosed (or required to be disclosed) under Schedule 3.15(i) of the Disclosure Letter limits, restricts or otherwise detrimentally affects the use of the Used Intellectual Property.
(j)    The Company Group is the lawful and exclusive owner of the pending and registered trademarks, designs, domain names and patents listed on Schedule 3.15(j) of the Disclosure Letter. As of the Closing Date, the Company Group will be the lawful and exclusive owner of the Other Intellectual Property. All registrations or applications in relation to those Intellectual Property rights listed in Schedule 3.15(j)(1) of the Disclosure Letter are in the name of one or more Company Group Members, other than those identified therein which are in the process of being transferred from a Person (other than a Company Group Member) to a Company Group Member.
(k)    None of the Used Intellectual Property nor the Other Intellectual Property is misappropriating, infringing, diluting or violating or confusingly similar to any Intellectual Property of the Seller or of any of its Affiliates (other than the Company Group).
(l)    Except for the domain names referred to in Section 5.21 below, none of Bourjois KK (Japan), Bourjois (Australia) Pty Ltd or Bourjois Panama owns any Intellectual Property in connection with the Business or the Products.
Section 3.16.    Taxes and Social Security.
(a)    Each of the Company Group Members is and has been in compliance in all material respects with all Tax Applicable Laws applicable to it in the conduct of the Business. Each Company Group Member has duly filed all Returns required of each of them under all federal, state, local and foreign Tax Applicable Laws to which it is subject, and has paid all Taxes required to be paid by them, whether or not reflected in such Returns. All such Returns are true and correct in all material respects, and set forth all items to the extent required to be reflected or included in such Returns by applicable federal, state, local or foreign Tax Applicable Laws, regulations or rules.
(b)    No Tax examination or audit of any Return of any of the Company Group Members is in progress or, to the knowledge of the Seller, threatened. All deficiencies proposed as a result of any Tax examination or audit of any of the Company Group Members have been paid. There is no outstanding agreement or waiver made by or on behalf of any of the Company Group Members for the extension of time beyond any applicable statute of limitations.
(c)    There is no Tax lien, whether imposed by any state, local or foreign Tax Governmental Authority, outstanding against any of the assets or properties of any of the Company Group Members.
(d)    Each of the Company Group Members has withheld or deducted all Taxes from payments to employees, independent contractors, creditors, stockholders or any other persons required to be deducted or withheld, and has paid such Taxes to the appropriate Governmental Authorities to the extent due and payable, including with respect to any employee incentive plan.
(e)    None of the Company Group Members are real estate property companies for the purpose of registration or transfer Taxes.
(f)    None of the Company Group Members have been party to any material assignment, sale, purchase, transfer, or exchange in respect of which they failed to pay any registration fee, stamp duty, value added tax, sales tax, transaction tax, stamp tax, foreign tax, customs tax, excise or duty or any Taxes for which they were jointly liable and that was not satisfied in full by another party.
(g)    No written claim has been made by a Tax Governmental Authority in a jurisdiction where the Company Group Members do not file Returns, nor is there any basis for any such claim.
(h)    Each of the Company Group Members complies in all material respects with the computerized system obligations prescribed by the Tax Applicable Laws.
(i)    The transactions entered into between Company Group Members have been entered into on an arms’ length basis.
(j)    Except for Bourjois S.A.S., Else France, Bourjois B.V. and Bourjois Limited, none of the Company Group Members (i) has enjoyed any Tax Benefit, favorable regime or consent in consideration for or subject to undertakings or obligations by which a Person is still bound or (ii) has been a member of a tax group, tax unity or tax indemnity agreement. Bourjois S.A.S., Else France, Bourjois B.V. and Bourjois Limited shall not incur any

Tax burden as a result of the contemplated transaction including with respect to their exit of their respective tax unity group and the related Tax sharing termination agreement, if any.
(k)    Except as set forth in Schedule 3.16(k) of the Disclosure Letter, none of the Company Group Members has filed an election with the U.S. Internal Revenue Service under U.S. Treasury Regulation Section 301.7701-3 to change its entity classification for U.S. federal income tax purposes.
Section 3.17.    Environmental Matters.
(a)    Each Company Group Member is and, since January 1, 2012, has been in material compliance with all applicable Environmental Laws. No Company Group Member nor any executive officer of a Company Group Member has received since January 1, 2012, any written notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that any Company Group Member has any liability under any Environmental Law or is not in material compliance with any Environmental Law, nor to the knowledge of the Seller is there any basis therefor.
Section 3.18.    Third Party Contracts.
(a)    Each Contract entered into with any Person (other than the Seller or Affiliates thereof) and requiring annual payments in excess of € 100,000 (each, other than Specific Third Party Contracts, a “Third Party Contract”), has been concluded in the ordinary course of business consistent with past practice. Each Third Party Contract and Specific Third Party Contract is legal, valid, binding and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity, is in full force and effect and will continue to be in full force and effect immediately following the Closing Date, except to the extent such Third Party Contract or Specific Third Party Contract, as the case may be, has expired or been terminated in the ordinary course of business consistent with past practice or otherwise in a manner that does not constitute a breach of Section 5.1. Except as otherwise set forth in Schedule 3.18(a) of the Disclosure Letter, no Company Group Member or, to the knowledge of the Seller, any other party thereto, is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Third Party Contract or Specific Third Party Contract.
(b)    No Company Group Member has entered into any Contract with any distributor or retailer that limits the ability of any Company Group Member or the Business to compete in any line of business or with any Person or in any geographic area or that restricts the right of any Company Group Member to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, except for Contracts entered into in the ordinary course of business (collectively, the “Specific Third Party Contracts”).
Section 3.19.    Affiliate Interests and Transactions.

(a)    No Affiliate of any Company Group Member (other than a Company Group Member): (i) owns, directly or indirectly, any equity or other financial or voting interest in any Person (other than any Company Group Member) that is a supplier, licensor, lessor, distributor, independent contractor or customer of any Company Group Member; (ii) owns, or, with respect to Excluded Assets, is in possession of, any property (real or personal, tangible or intangible, including Intellectual Property and right under Contracts, Permits or other rights) (A) that any Company Group Member uses for the purpose of conducting the Business as currently conducted or (B) with respect to Excluded Assets, that is otherwise connected to the Business, in each case other than assets underlying Services provided under the Transition Services Agreement and except as otherwise set forth in Schedule 3.19(a) of the Disclosure Letter; (iii) has or, within the past twelve months, has had a material financial interest in any transaction with any Company Group Member or involving any material assets or property of any Company Group Member, other than business dealings or transactions conducted in the ordinary course of business; or (iv) is or has been employed by any Company Group Member.
(b)    Except as otherwise contemplated by this Agreement and the Transition Services Agreement, there are no Contracts by and between any Company Group Member, on the one hand, and the Seller or any Affiliate of the Seller on the other hand (other than any Company Group Member), pursuant to which the Seller or such Affiliate provides or receives any information, compensation, assets, properties, support or other services to or from any Company Group Member (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters) that will not be terminated as of the Closing Date except as otherwise contemplated by this Agreement.
(c)    There are no outstanding notes payable to, accounts receivable from or advances by any Company Group Member to, and no Company Group Member is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, the Seller or any Affiliate of the Seller (other than a Company Group Member) that will survive the Closing.
Section 3.20.    Insurance. The insurance policies maintained by or for the benefit of the Company Group are in full force and effect and cover the Company Group’s assets and business risks in amounts and on terms customary and usual in the Company Group’s industry and all premiums with respect thereto covering all periods up to and including the Closing Date will have been timely paid. To the knowledge of the Seller, as of the Reference Date, no written notice of cancellation, termination or reduction of coverage has been received by the Seller, any Seller Subsidiary or any Company Group Member with respect to any such policy.
Section 3.21.    Product Recalls. Since January 1, 2012, there have been no recalls whether or not ordered by any Governmental Authority with respect to the Products.
Section 3.22.    Customers.
(a)    Since January 1, 2014 and until the Reference Date, except as otherwise set forth in Schedule 3.22(a)(1) of the Disclosure Letter, none of the Company Group Members has received a delisting letter from a Major Customer with respect to the Business. Since

January 1, 2014, except as otherwise set forth in Schedule 3.22(a)(2) of the Disclosure Letter, no major distributors nor any major wholesaler of the Business has continuously and completely for a period of three months ceased purchases of Products.
(b)    Except as otherwise set forth in Schedule 3.22(b) of the Disclosure Letter, since January 1, 2014, (i) the rate of Product returns for each of the Company Group Members has been consistent with historical rates of Product returns in the ordinary course of business in all material respects, and (ii) to the Seller’s knowledge, there have been no customer complaints with respect to the Products other than such complaints that are not material to the Business.
Section 3.23.    Privacy and Security.
(a)    Since January 1, 2012, each Company Group Member has complied in all material respects with all Laws (including the French Law on Computing and Liberties of January 6, 1978, as amended, and its own published, posted and internal agreements and policies), which are in conformance with industry practice (“Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use any Company Group Member’s Websites, suppliers, clients and distributors), whether any of the same is accessed or used by any Company Group Member or any of its business partners; (ii) non-personally identifiable information (including such Personal Information of visitors who use any Company Group Member’s Websites, suppliers, clients and distributors), whether any of same is accessed or used by any Company Group Member or any of its business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.
(b)    Each Company Group Member is in material compliance with any notice filing obligations applicable to such Company Group Member with the Commission Nationale de l’Informatique et des Libertés (or equivalent in other countries where its business is operated) in respect of automatic data processing of either Personal Information or sensitive non-personally identifiable information.
(c)    Each Company Group Member takes commercially reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. Without limiting the generality of the foregoing, each Company Group Member (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has taken commercially reasonable steps to implement a comprehensive security plan that (A) identifies internal and external risks to the security of such Company Group Member’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

(d)    No Company Group Member has, at any time since January 1, 2012, received any written notice or complaint alleging non-compliance with any Privacy Laws or has been subject to any Action for loss or unauthorized disclosure of Personal Information, nor, to the knowledge of the Seller, is there any basis therefore.
(e)    The representations and warranties set forth in this Section 3.23 are the only representations and warranties by the Seller with respect to compliance with Privacy Laws, including as such Privacy Laws pertain to Personal Information.
Section 3.24.    Accredited Investor. The Seller’s Designated Affiliate is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
Section 3.25.    Foreign Investors. The Seller (on behalf of the Seller’s Designated Affiliate) has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to purchase the Coty Shares or any use of this Agreement, including (i) the legal requirements within the Seller’s Designated Affiliate’s jurisdiction for the purchase of the Coty Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Coty Shares. Neither the payment by the Seller (or its Affiliates) for the Coty Shares nor the Seller’s Designated Affiliate’s continued beneficial ownership of the Coty Shares will violate any applicable securities or other Laws of any of their relevant jurisdictions.
Section 3.26.    Certain Payments. Since January 1, 2010, no Company Group Member nor any of their respective officers, directors, employees or agents, (a) has violated the Foreign Corrupt Practices Act of 1977, the 2010 UK Bribery Act, Article 435-3 of the French Criminal Code, or any other anti-corruption law, to the extent any of the foregoing was or is applicable to such Company Group Member, or (b) has offered, paid, promised to pay, or authorized the payment of any money or anything of value, either directly or indirectly, to any government official or employee, political party or official or candidate to obtain favorable treatment in obtaining or retaining business.
Section 3.27.    Investment Intent; Restricted Shares.
(a)    The Seller’s Designated Affiliate is to acquire the Coty Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Coty Shares in a manner that would violate the registration requirements of the Securities Act. The Seller’s Designated Affiliate is able to bear the economic risk of holding the Coty Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
(b)    The Seller (on behalf of the Seller’s Designated Affiliate) understands that the Coty Shares have not been, and will not be, other than as expressly set forth in the Ancillary

Agreements, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations expressed herein. The Seller (on behalf of the Seller’s Designated Affiliate) understands that the Coty Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, and that the Seller’s Designated Affiliate must hold (and not sell, transfer, offer for sale, pledge, hypothecated or otherwise dispose of) the Coty Shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller (on behalf of the Seller’s Designated Affiliate) confirms there is no contract, undertaking, agreement or arrangement with any Person to sell, transfer, pledge, hypothecate or grant participations to such Person or to any third Person, with respect to any of the Coty Shares. The Seller (on behalf of the Seller’s Designated Affiliate) acknowledges that the Buyer does not have any obligation to register or qualify the Coty Shares for resale, except for those obligations set forth in the Ancillary Agreements and further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Coty Shares, and on requirements relating to the Buyer which are outside of the Buyer’s control, and which the Buyer may not be able to satisfy. Notwithstanding anything to the contrary in this Section 3.27(b), following the consummation of the transactions contemplated in this Agreement, the Seller’s Designated Affiliate shall have the right to sell, transfer, offer for sale or otherwise dispose of any of its Coty Shares to any of its Affiliates.
Section 3.28.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or any Company Group Member.
Section 3.29.    Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, none of the Seller, the Seller Subsidiary or any Company Group Member makes any other express or implied representation or warranty of any kind or nature relating to the Business, the Products, the Company Group or otherwise. Without limiting the generality of the foregoing, none of the Seller, the Seller Subsidiary or any Company Group Member, nor any of their respective representatives, employees, officers, directors, managers, partners, or interest holders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company Group, including any information, document or material made available to the Buyer or its Affiliates or its or their Representatives in “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by the Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby. Any cost estimates, projections or other predictions, data, financial information or similar materials made available by the Seller or its representatives are not and shall not be deemed to be relied upon by

Buyer in executing, delivering and performing this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in the corresponding sections or subsections of the Buyer disclosure letter as of the Reference Date (collectively, the “Buyer Disclosure Letter”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Schedules of the Buyer Disclosure Letter relates and be deemed to be disclosed and incorporated into any other Sections or subsections of the Buyer Disclosure Letter where it is reasonably apparent that the information so disclosed in such Schedule of the Buyer Disclosure Letter is relevant or applicable to such other Sections or subsections), the Buyer hereby represents and warrants to the Seller as follows; it being specified that the representations and warranties set forth in this Article IV shall be deemed made as at the Reference Date and as at the Closing Date, save to the extent any such representation or warranty is expressed to be made only on one of such dates:
Section 4.1.    Organization. Each of the Buyer and the Buyer Subsidiaries is a company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation as set forth opposite its name in Schedule 4.1 of the Buyer Disclosure Letter and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2.    Authority. The Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Buyer and the Buyer Subsidiaries has the requisite power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder. The execution, delivery and performance by the Buyer of this Agreement and the execution and performance by each of the Buyer and the Buyer Subsidiaries of each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and the Buyer Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer or a Buyer Subsidiary will be a party will have been, duly executed and delivered by the Buyer or the applicable Buyer Subsidiary and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer or a Buyer Subsidiary will be a party will constitute, the legal, valid and binding obligations of the Buyer or the applicable Buyer Subsidiary, enforceable against the Buyer or the applicable Buyer Subsidiary in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 4.3.    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by the Buyer of this Agreement and the execution, delivery and performance by the Buyer and each Buyer Subsidiary of each of the Ancillary Agreements to which the Buyer or a Buyer Subsidiary will be a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not:
(i)    conflict with or violate the certificate of incorporation (a true and accurate copy of which is attached as Schedule 4.3 of the Buyer Disclosure Letter) or bylaws of the Buyer or the organization documents of any Buyer Subsidiary;
(ii)    conflict with or violate any Law applicable to the Buyer or any Buyer Subsidiary; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer or any Buyer Subsidiary is a party;
except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer or any Buyer Subsidiary to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.
(b)    Neither the Buyer nor any Buyer Subsidiary is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer or a Buyer Subsidiary will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under any Competition Law and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.
Section 4.4.    Brokers. Except as set forth in Schedule 4.4 of the Buyer Disclosure Letter, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 4.5.    Coty Shares. The Coty Shares to be delivered to the Seller’s Designated Affiliate hereunder have been duly authorized and, as of the Closing Date, shall be validly issued, fully paid and non-assessable and not subject to pre-emptive rights created by statute, the Buyer’s certificate of incorporation or bylaws or any Contract to which the Buyer is a party or is otherwise bound. As of the Closing, the Buyer Subsidiaries shall have the right, authority and power to sell, assign and transfer the Coty Shares to the Seller’s Designated Affiliate. Upon delivery of such Coty Shares to the Seller’s Designated Affiliate, the Seller’s Designated Affiliate shall acquire good, valid and marketable title to the Coty Shares, free and clear of any Encumbrance.

Section 4.6.    SEC Filings. The Buyer has filed all forms, reports and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2014 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Buyer SEC Reports”). The Buyer SEC Reports (as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer SEC Reports amended or superseded by a filing prior to the Reference Date, then on the date of such amending or superseding filing) (i) complied in all material respects in accordance with either the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.7.    Buyer’s Financial Statements. The consolidated financial statements of the Buyer included or incorporated by reference in the Buyer SEC Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer SEC Report amended or superseded by a filing prior to the Reference Date, then on the date of such amending or superseding filing), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with US generally accepted accounting principles and practice applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended.
Section 4.8.    Absence of Certain Changes or Events. Except as set forth in Schedule 4.8 of the Buyer Disclosure Letter, since June 30, 2014, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.9.    Foreign Investors. The Buyer hereby represents with respect to each Buyer Subsidiary that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to purchase the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Such Buyer Subsidiary’s payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other Laws of such Buyer Subsidiary’s jurisdiction.

Section 4.10.    Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, none of the Buyer or any Buyer Subsidiary makes any other express or implied representation or warranty of any kind or nature relating to its business, the Coty Shares or otherwise. Without limiting the generality of the foregoing, except for the representations and warranties contained in this Agreement, none of the Buyer or any Buyer Subsidiary, nor any of their respective representatives, employees, officers, directors, managers, partners, or interest holders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Buyer. Any cost estimates, projections or other predictions, data, financial information or similar materials made available by the Buyer or its representatives are not and shall not be deemed to be relied upon by Seller in executing, delivering and performing this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. Should the Closing occur, each of the Seller and the Seller Subsidiary shall acquire the Coty Shares to be transferred to it in accordance with Section 2.2(b) on an “as is” and “where is’ basis, except as expressly set forth in this Article IV.
ARTICLE V.
COVENANTS
Section 5.1.    Conduct of Business Prior to the Closing. From and following the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement (including, but not limited to, Section 5.15) or in furtherance of the transactions contemplated by this Agreement, as required by applicable Law, or as set forth in Schedule 5.1 of the Disclosure Letter, or as the Buyer shall have agreed to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller (A) shall cause the Business to be conducted in all material respects in the ordinary course of business, substantially consistent with past practice and shall cause each Company Group Member to use its best efforts to: (i) preserve substantially intact its business organization and assets; (ii) keep available the services of the current officers, Senior Employees and consultants who are, in each case, material to the business of each Company Group Member; (iii) preserve the current relationships of each Company Group Member with its Major Customers, material suppliers and other persons with which any Company Group Member has significant business relations; and (iv) keep and maintain their respective material assets and properties in good repair and normal operating condition, wear and tear excepted; provided, however, that in no event shall Seller be deemed to have breached any of its obligations under this Section 5.1 or to have breached any of the representations and warranties made by it in this Agreement, if any of the customers, suppliers, distributors, employees and/or other persons or entities with whom any Company Group Member has a business relationship, changes or terminates such relationship as a result of the public announcement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and (B) shall not, in respect of each Company Group Member, and shall cause each Company Group Member not to, do directly or indirectly, any of the following:
(j)    amend or otherwise change its organizational documents in any material manner;

(k)    issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance other than any Permitted Encumbrance (i) any shares of capital stock of such Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in such Company Group Member or (ii) any properties or assets of such Company Group Member, in each case involving an aggregate sales price in excess of € 100,000, other than sales or transfers of inventory and merchandising items in the ordinary course of business consistent with past practice;
(l)    declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its capital stock or other equity or ownership interest;
(m)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Group Member, or otherwise alter such Company Group Member’s corporate structure;
(n)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of the assets of any Person, in each case involving an aggregate purchase price in excess of € 100,000, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract, other than, in each case, commercial Contracts;
(o)    assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than another Company Group Member), or make any loans or advances, except in the ordinary course of business consistent with past practice;
(p)    amend, waive or modify any Third Party Contract, or amend, waive or modify such Company Group Member’s rights thereunder, or enter into any Contract that could not be terminated upon notice of 180 days or less, other than in the ordinary course of business consistent with past practice, or as reasonably deemed by the Seller in the best interest of the Business;
(q)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of € 500,000, or outside of the ordinary course of business consistent with past practices;
(r)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one year;
(s)    increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except consistent with past practice or as otherwise contemplated by this Agreement or grant any severance or termination of payment to any director, officer or employee of such Company Group Member that would be payable after Closing, except as otherwise contemplated by this Agreement (including Exempted Obligations);

(t)    make any change in any method of accounting or accounting practice or policy, except as required by Local GAAP;
(u)    make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;
(v)    permit the lapse of any right relating to Used Intellectual Property, Other Intellectual Property or any other intangible asset currently used for the operation of the Business, or transfer ownership of, or grant any exclusive license with respect to, any Used Intellectual Property or Other Intellectual Property;
(w)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, fail to maintain inventory levels in the Business in the ordinary course, consistent with past practice, or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;
(x)    settle any Action involving an amount in excess of € 100,000;
(y)    conduct any discounting, trade promotions or activities or consumer promotions including forward-looking promotional activities in the Business inconsistent with past practice in the ordinary course;
(z)    terminate, amend or modify (except for breach by the counter-party in accordance with the terms of the Consent Agreements) any Consent Agreement that would be material to the Business; or
(aa)    make the commitment to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give the Buyer the right to control, directly or indirectly, the operations of the Company Group prior to the Closing and prior to the Closing the Seller shall exercise complete control and supervision over the Company Group.
Section 5.2.    Conduct of Buyer’s Business Prior to the Closing. From and following the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Buyer shall not amend its certificate of incorporation in such a manner as would cause the Seller’s Designated Affiliate to be treated differently than other holders of Coty Shares. Furthermore, the Buyer shall ensure that none of the corporate actions referred to in Section 2.5 (which the Buyer may take prior to Closing) negatively impacts the economic value of the Coty Shares to be delivered to the Seller’s Designated Affiliate hereunder.
Section 5.3.    Covenants Regarding Information.
(a)    From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Seller shall, and shall cause each Company Group Member to, afford the Buyer and its Representatives access (including for inspection and copying), upon reasonable prior notice and during normal business hours, to the Representatives, properties, offices, plants and other facilities, and Books and Records of the Company Group; provided, however, that access to such Representatives, properties, offices, plants and other facilities and Books and Records shall not unreasonably interfere with the conduct of the business of the Seller or any Company Group Member. The Buyer shall indemnify and hold harmless the Seller and the Company Group Members from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees, providers or customers of any Company Group Member and (ii) any other information that is protected by applicable Law (including privacy and Competition Laws) or Contract and to which the Buyer or its Representatives are afforded access pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (x) require the Seller or any Company Group Member to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which the Seller or any Company Group Member is bound, or (y) be reasonably likely to cause any Company Group Member or the Seller to violate any applicable Law.
(b)    Within thirty (30) days from the Closing Date, the Seller will deliver or cause to be delivered to the Buyer or the Company Group all Books and Records in the possession of the Seller or its Affiliates, except to the extent necessary to fulfill its (or their) commitments under the Transition Services Agreement.
(c)    As from the date hereof, the Seller shall promptly notify the Buyer after becoming aware of or receiving any written notice from a Major Customer that it will, or intends to, decrease its purchases, support or distribution of Products in any material respect.
(d)    Following the Closing Date, in order to facilitate the resolution of any claims made by or against or incurred by the Seller after the Closing or for any other reasonable purpose, for a period of six years following the Closing, the Buyer shall, and shall cause its Affiliates (including the Company Group Members) to: (i) allow the Seller, upon reasonable prior notice and during normal business hours, through their respective Representatives, the right to (A) examine and make copies, at Seller’s expense, of the Books and Records for periods prior to the Closing and (B) interview the Buyer’s and its Affiliates’ employees, in the case of either clause (i)(A) or (i)(B), in connection with the preparation or examination of Tax returns and financial statements; and (ii) maintain such pre-closing Books and Records for the Seller’s examination and copying. The Buyer shall maintain and make available to the Seller the Books and Records for periods prior to the Closing for at least six years after the Closing Date or longer if legally required to do so. Access to such employees and pre-closing Books and Records shall not unreasonably interfere with the business operations of the Buyer or its Affiliates. The Seller shall indemnify and hold harmless the Buyer and the Company Group Members from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees, providers or customers of any Company Group Member and (ii) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Seller or its Representatives are afforded access pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (x) require the Buyer or any Company Group Member to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which the Buyer or any of its Affiliates (including any Company Group Member) is bound, or (y) be reasonably likely to cause any Company Group Member or the Buyer to violate any applicable Law.
(e)    In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Company Group after the Closing or for any other reasonable purpose, for a period of six years following the Closing, the Seller shall: (i) retain all books, documents, information, data, files and other records of the Seller that relate to the Company Group and/or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer or the Company Group; (ii) upon reasonable notice, afford the Buyer and the Company Group and their respective Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business or the Company Group prior to the Closing Date; and (iii) furnish the Buyer and the Company Group and their respective Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of six years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters. The Seller shall permit, promptly upon reasonable request, the Buyer and the Company Group and their respective Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Seller following such use. The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (x) require the Seller to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which the Seller is bound, or (y) be reasonably likely to cause the Seller to violate any applicable Law. To the extent any books and records referred to in this Section 5.3(d) contain material that does not relate to the Company Group and/or the Business for periods prior to the Closing, the Seller shall be entitled to redact any such material.
Section 5.4.    Non-Solicitation. For a period of two years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, without the prior written consent of the Buyer, solicit, recruit or hire any person who at any time on or after the Reference Date is a Company Group Employee (as defined hereafter) but excluding in all cases any such Company Group Employee whose employment is terminated after the Closing Date by any Company Group Member or by the Buyer or any of its Affiliates; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees and the hiring any such person who responds to any such general or public advertising or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Company Group Employee who has terminated its employment with any Company Group Member, the Buyer, any Buyer Subsidiary or any of their respective Affiliates for at least six months. For purposes of this Section 5.4, “Company Group Employees” means, collectively, officers, directors and employees of the Company Group, the Buyer, the Buyer Subsidiaries and their respective Affiliates.
Section 5.5.    Intercompany Arrangements. Other than the Funded Indebtedness to be repaid by the Company Group Members to the Seller and its Affiliates (other than the Company Group Members) at the closing pursuant to Section 2.2(b) or unless otherwise requested in writing by the Buyer, all intercompany and intracompany accounts or contracts between any Company Group Member, on the one hand, and the Seller and its Affiliates (other than the Company Group Members), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
Section 5.6.    Resignations. The Seller will cause all of the directors of each Company Group Member to resign from their director’s positions, at no cost to the Buyer or any of the Company Group Members, effective as of the Closing, except for those directors that the Buyer wishes to maintain in their positions, as specified in writing to the Seller prior to the Closing Date; it being acknowledged and agreed between the Parties that in the event any director of a Company Group Member was also an employee of said Company Group Member, the resignation from its director’s position should not entail the termination of its employment agreement.
Section 5.7.    Transfer of Permits; Used Intellectual Property Rights.
(c)    Prior to the Closing, the Seller will duly and validly transfer or cause to be transferred, through documents and instruments in form and substance satisfactory to the Buyer, to the Company Group without any consideration all Permits used in connection with the Business and Used Intellectual Property rights that are held in the name of the Seller or any of its Affiliates (other than a Company Group Member) on behalf of the Company Group, and the representations set forth in Article III and the covenants and agreements contained herein shall apply to such Permits and Used Intellectual Property rights as if held by the Company Group on the date hereof.
(d)    Notwithstanding any other provision contained herein or any prior course of conduct to the contrary, nothing in this Agreement, express or implied, is intended to or shall confer upon the Buyer or any of its Affiliates (including the Company Group) any right to use the Intellectual Property of any of the Seller or its Affiliates (other than the Company Group), or any other Intellectual Property that is confusingly similar to such Intellectual Property of the Seller or its Affiliates in any jurisdiction worldwide aside from Used Intellectual Property and Other Intellectual Property. Without prejudice to the foregoing, the Buyer hereby undertakes never to, and to cause its Affiliates (and its or their successors or assigns) never to, (i) make any legal claim against the Seller or any of its Affiliates (and/or its or their successors and assigns) in connection with its or their use of any formulas or manufacturing processes for baked cosmetics which are substantially similar to those of the Fards Cuits and/or (ii) imply that there are any similarities or any relationship between (x) the formulas or manufacturing processes used by the Buyer and/or its Affiliates (including the Company Group) (and/or its or their successors or assigns) with respect to the Fards Cuits and (y) the baked cosmetics produced by the Seller or any of its Affiliates (and/or its or their successors or assigns) under the same processes.
(e)    Notwithstanding any other provision contained herein or any prior course of conduct to the contrary, in no event shall the Seller or any of its Affiliates (excluding, for the avoidance of doubt, the Company Group) have, after the Closing Date, any right to use Used Intellectual Property or Other Intellectual Property, or any other Intellectual Property that is confusingly similar to Used Intellectual Property or Other Intellectual Property in any jurisdiction worldwide, except, for the avoidance of doubt, the right by the Seller and any of its Affiliates to use as from the Closing Date (i) the Excluded Assets in accordance with the provisions of Section 5.14, and, (ii) in connection therewith, the Intellectual Property rights arising out of or associated with the Excluded Assets in a limited manner solely in connection with any museum or public displays or other renderings of some or all of the Excluded Assets in accordance with Section 5.14. Without prejudice to the foregoing, the Seller hereby undertakes never to, and to cause its Affiliates (and its or their successors or assigns) never to, (i) make any legal claim against the Buyer or any of its Affiliates (and/or its or their successors and assigns) in connection with its or their use of substantially similar formulas or manufacturing processes for the Fards Cuits and/or (ii) imply that there are any similarities or any relationship between (x) the formulas or manufacturing processes used by the Buyer and/or its Affiliates (including the Company Group) (and/or its or their successors or assigns) with respect to the Fards Cuits and (y) the baked cosmetics produced by the Seller or any of its Affiliates (and/or its or their successors or assigns) under the same processes.
Section 5.8.    Confidentiality.
(c)    Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated July 18, 2014 between the Buyer and the Seller and the terms of confidentiality provisions set forth within the “Cindy Visitor’s Booklet – Data Room Rules” executed by the Buyer and its representatives upon their accessing the information contained in the physical data rooms in Paris (France) and New York (United Stated) held between August 20, 2014 and October 1, 2014 (collectively, the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.7(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(d)    For a period of three years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information (a) to any of its Representatives, (b) in connection with Seller’s financial reporting processes in accordance with historical practice, (c) in connection with Seller’s and its Affiliates’ Tax returns and (d) as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent legally permissible and not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) at the Buyer’s sole cost and expense, it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company Group or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.7 or is obtained by the Seller after the Closing Date from a third party under no obligation of confidentiality to the Buyer or its Affiliates (including the Company Group)).
(e)    From and after the Closing, the Buyer shall not, and shall cause its Affiliates (including the Company Group) and their respective Representatives not to, use for its or their own benefit or divulge or convey to any third party, any written, oral or other information of or relating to the Seller or its Affiliates (other than the Company Group) (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.7 after the Closing Date) obtained by virtue of its investigation into or ownership of the Business from and after the Closing; provided, however, that the Buyer or its Affiliates may furnish such portion (and only such portion) of such information (a) to any of its Representatives, (b) in connection with the Buyer or any Company Group Member’ Tax returns and (c) as the Buyer or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of such information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent legally permissible and not inconsistent with such request, it notifies the Seller of the existence, terms and circumstances surrounding such request and consults with the Seller on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) at the Seller’s sole cost and expense, it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information; and (iv) disclosure of such information is required to prevent the Buyer or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. Notwithstanding the foregoing, after the Closing, the Buyer shall use all commercially reasonable efforts, and shall cause its Affiliates and Representatives to, use all commercially reasonable efforts to promptly (and in any event within 30 calendar days after the Closing) remove, erase, delete or otherwise destroy all information of or relating to the Seller or its Affiliates received from the Seller (other than to the extent relating to the Business) (whether in print, electronic or other forms) in the possession of the Buyer or any of its Affiliates or Representatives.
(f)    Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company Group Members. From and after the Closing, the Seller will (at the cost of the Buyer) take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.
Section 5.9.    Consents and Filings; Further Assurances.
(j)    The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Competition Law, (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iv) defend any litigation or other proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking damages related thereto and (v) make their best efforts to promptly resolve any objections that are asserted with respect to the transactions contemplated by this Agreement under applicable Competition Laws or as result of any suit or proceeding that is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby. In no event, however, will any party hereto or any of its respective Affiliates be obligated to pay any money or provide any other consideration to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 5.9.
(k)    Without limiting the generality of the other provisions of this Section 5.9, the Buyer and the Seller and their respective applicable Affiliates will promptly (but in any event within thirty (30) days from the date hereof) file all documentary materials required with respect to other filings (including pre-filing notifications), notices, consents or approvals with or of any Governmental Authority in connection with the transactions contemplated by this Agreement and promptly file any additional information requested by any Governmental Authority as soon as practicable after receipt of a request therefor. The Buyer agrees promptly to provide, or cause to be provided, all information and documents that may be requested by any Governmental Authority relating to the Buyer or its Affiliates or its or their structure, businesses, operations, assets, liabilities or financial condition or any of its or their directors, officers, partners, members or shareholders.
(l)    The parties agree that they will consult with each other with respect to the obtaining of all consents or approvals of Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to such consents or approvals. The Buyer and the Seller shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under applicable Law, each will consult the other on, any material filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The Buyer and the Seller shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case to the extent permitted under applicable Laws.
(m)    The Buyer and the Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.
(n)    None of the Buyer, on the one hand, or the Seller, on the other hand, shall or shall permit any of its Representatives to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, investigation or other inquiry (other than routine, ministerial matters) relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.
(o)    The Seller shall, or shall cause the Company Group Members to, give promptly such notice to any third parties and obtain any such third party consents and estoppels certificates, to the extent any such notices, consents or estoppels certificates are required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Third Party Approvals”), provided, however, that neither Seller nor any of its Affiliates (including the Company Group Members) shall be obligated to make any payments or otherwise pay any consideration to any Person or to commence or participate in any Action in connection with any Third-Party Approval. The Buyer shall cooperate with and assist the Seller in giving such notices and obtaining such Third Party Approvals; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any Third-Party Approval. Notwithstanding the foregoing, the failure to obtain any Third-Party Approval shall not (x) constitute a failure to satisfy any condition set forth in Article VII or (y) otherwise relieve any Person from its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(p)    The Seller and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for any Company Group Member any right or benefit under any lease, license, commitment or other Contract to which any Company Group Member is a party is not obtained prior to the Closing, the Seller will, for a period of up to 6 months following the Closing, reasonably cooperate with the Buyer, and such Company Group Member in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
(q)    From time to time following the Closing, the Buyer and Seller shall, and shall cause their respective Subsidiaries to execute, acknowledge and deliver all such further conveyances, transfers, consents, assignments, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary to make effective, as promptly as practicable, the transactions contemplated in this Agreement and in the Ancillary Agreements.
Section 5.10.    Public Announcements. The Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other party. This shall not affect any announcement, press release, circular or public statement required by law or any Governmental Authority or the rules of any recognized stock exchange on which the shares of the Buyer are listed but the Buyer shall consult with the Seller insofar as is reasonably practicable (and legally permissible) before complying with such an obligation.
Section 5.11.    Other Intellectual Property. At, or prior to, the Closing, the Seller shall, or shall cause its Affiliates to, waive, without any representation or warranty whatsoever (except as otherwise provided under Section 3.15), any and all rights, interests or privileges of the Seller or its Affiliates in any Intellectual Property once used or applied for in connection with the Business or the Products.
Section 5.12.    Stock Exchange Listing. The Buyer shall use its reasonable best efforts to cause the Coty Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.
Section 5.13.    Contact with Customers, Suppliers and Other Business Relations.
(a)    Except as expressly set forth herein, during the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), contact any employee (excluding executive officers), customer, supplier, vendor, distributor or other material business relation of any Company Group Member regarding any Company Group Member, the Business or the transactions contemplated by this Agreement without the prior consent of the Seller.

(b)    The Buyer and the Company Group shall be entitled, at any time after the Closing Date to the send a notification to the Company Group’s trade customers and suppliers notifying them of the sale of the Company Group and the Business containing positive quotations of the Seller mutually agreed upon among the parties hereto.
Section 5.14.    Transfers of Assets.
(l)    Immediately prior to the Closing, the Seller shall, or shall cause the Company Group to, transfer, assign and convey to the Seller or its designee, all of those assets housed in the Patrimoine of the Seller in Pantin (France) or in Bourjois House, Croydon (United Kingdom) as at the Reference Date (regardless of whether those assets belong to the Seller or any of its Affiliates (including the Company Group Members)), that form a part of Seller’s heritage or are designated part of, or will be made available to, Seller’s museum collection (patrimoine/conservatoire) (the “Excluded Assets”). If the Buyer or the Seller determines, at any time following the Closing Date, that any Excluded Assets or other assets that do not belong to the Company Group and that belong to the Seller (or any Seller Subsidiary) have been transferred to the Buyer, any such assets shall be considered to have been held by the Buyer on behalf of the Seller or the applicable Seller Subsidiary, as the case may be. Immediately upon any such determination, the Buyer shall take all commercially reasonable actions required to transfer, assign and convey, or cause the transfer, assignment and conveyance, at Buyer’s sole expense, of any such assets to the Seller or the applicable Seller Subsidiary, or any of its Affiliates or other Persons as may be designated by the Seller without any consideration therefor and free and clear of all Encumbrances other than Permitted Encumbrances. No Excluded Assets shall be used by the Seller or any of its Affiliates subsequent to the Closing for any marketing campaign purposes; provided, however, that any museum or other public display of the Excluded Assets and any media coverage, advertising or photographic images, in each case in relation thereto, or other renderings or displays of the Excluded Assets, shall not constitute any marketing campaign purposes under this Section 5.14.
(m)    Following the Closing, subject to the Seller’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), the Buyer shall have the right to request access to the Excluded Assets to conduct research or in connection with advertising, media or other publicity or historical exhibitions or display of Buyer Group products, provided, however, that (i) the Buyer shall be solely responsible for all costs associated with access to the Excluded Assets, (ii) the Buyer shall purchase and provide evidence, reasonably satisfactory to the Seller, of an insurance policy covering the Excluded Assets in amounts appropriate to protect against any loss of or damage to any Excluded Assets, naming the Seller beneficiary, prior to display or exhibition of the Excluded Assets and (iii) the Buyer shall indemnify and hold the Seller harmless from any Losses arising from Buyer’s access to any Excluded Assets.
(n)    The Seller shall not (and shall cause its Affiliates not to), sell or otherwise dispose of, directly or indirectly, at any time following the Closing Date, any Excluded Assets to any Person, unless it first offers the Buyer and the Company Group to purchase those Excluded Assets for a symbolic Euro. Notwithstanding the foregoing, the Seller may without the prior written consent of the Buyer transfer any Excluded Asset to any of its Affiliates provided that (i) it gives prior written notice of such transfer to the Buyer, and (ii) it delivers or causes to be delivered to the Buyer, prior to completion of such transfer, an acknowledgment in writing by its relevant Affiliate of the provisions of this Section 5.14(c) and of the Seller’s commitment hereunder.
Section 5.15.    Pre-Closing Reorganizations.
(b)    Notwithstanding anything to the contrary set forth herein, prior to the Closing, Seller shall, and shall, as the case may be, cause the Seller Subsidiary to, at Seller’s sole cost and expense, take all steps necessary to effect a plan of reorganization pursuant to which Bourjois KK (Japan) will be recapitalized and thereafter, liquidated in accordance with applicable Law prior to the Closing. If Seller and, as the case may be, the Seller Subsidiary, are unable to consummate the financing and subsequent liquidation of Bourjois KK (Japan) prior to the Closing, then Seller shall cause all of the share capital of Bourjois KK (Japan) to be transferred to Chanel S.A.S. or any of its Affiliates (other than the Company Group Members) prior to the Closing, in a manner economically neutral to the Company Group.
(c)    Notwithstanding anything to the contrary set forth herein, prior to the Closing, Seller shall, and shall, as the case may be, cause the Seller Subsidiary to, at Seller’s sole cost and expense, take all steps necessary to contribute any Funded Indebtedness of any Company Group Members to the applicable Company Group Members, or otherwise increase the share capital of the relevant Company Group Members and cause them to repay any Funded Indebtedness, in each case in accordance with applicable Law. In any event, the equity issued to Seller or any Seller Subsidiary in connection with any of the foregoing shall be deemed part of the Shares and shall be transferred to Buyer and/or the Buyer Subsidiaries at the Closing in accordance with the terms and provisions of this Agreement. If Seller and, as the case may be, the Seller Subsidiary, are unable to consummate the capitalization or repayment, as the case may be, of the Funded Indebtedness of the relevant Company Group Members prior to Closing, then any remaining Funded Indebtedness shall be taken into account for purposes of calculation of the Purchase Price in accordance with the provisions of Sections 2.3 and 2.4.
(d)    The Seller shall cause the Seller Subsidiary to transfer, prior to Closing, all shares held in Bourjois España SA to any other Company Group Member (other than Bourjois España SA or Bourjois S.A.S.) for a symbolic consideration of EUR 1 in aggregate.
Section 5.16.    UK retirement plans
(c)    Defined benefits scheme. Immediately prior to the Closing Date and subject to the conditions of this Agreement, the Seller shall procure that Bourjois Limited gives written notice to the trustees of the Chanel Limited DB Pension Plan under Rule 10.3 of the Rules governing the Chanel Limited DB Pension Plan dated October 24, 2008) terminating the liability of Bourjois Limited to contribute to the Chanel Limited DB Pension Plan with effect on and from the Closing Date. The Buyer and its relevant Buyer Subsidiary (x) acknowledge and agree to be solely responsible for, and to indemnify and hold the Seller and its Affiliates harmless from and against, any and all debt due under Section 75 and/or 75A of the Pensions Act 1995 and the Occupational Pension Scheme (Employer Debt) Regulations 2005 (the “Employer Debt Regulations”) up to a maximum aggregate amount of £1.6 million and (y) undertake to cause such debt to be paid to the trustees of the Chanel Limited DB Pension Plan no later than fourteen (14) days after the actuary to the Chanel Limited DB Pension Plan has certified the debt in accordance with the Employer Debt Regulations. For the avoidance of doubt, the Seller agrees and acknowledges that it will be solely responsible for and will indemnify and hold each relevant Company Group Member and the Buyer harmless from and against any and all debt due under section 75 and/or 75A of the Employer Debt Regulations to the extent such employer debt exceeds the sum of £1.6 million.
(d)    Defined contributions scheme. On and from the Closing Date, Bourjois Limited shall no longer participate in the Chanel Limited DC Pension Plan.
(e)    For the purpose of this Section 5.16:“Pensionable Employee” shall mean any of the current or former employees (including any Senior Employee), officer or director of any Company Group Member; “Chanel Limited DB Pension Plan” shall mean the Chanel Limited Pension Plan governed by a trust deed and rules dated October 24, 2008; and “Chanel Limited DC Pension Plan” means the Chanel UK Group Personal Pension Plan administered by Standard Life.
Section 5.17.    Insurance Matters. Effective as of 11:59 pm EST on the Closing Date, the Company Group Members will cease to be insured by the insurance policies, binders of insurance, programs of self-insurance or similar arrangement maintained by the Seller and its Affiliates (the “Seller Insurance”). With respect to the Seller Insurance coverage written on an “occurrence basis”, no Seller Insurance shall be available for occurrences which take place on or after 11:59 pm EST on the Closing Date. With respect to the Seller Insurance coverage written on a “claims made basis”, no Seller Insurance shall be available for claims made after 11:59 pm EST on the Closing Date.
Section 5.18.    Remote Employees.
(a)    In accordance with applicable Law, as soon as reasonably practicable as from the Reference Date, the Seller and the Buyer shall comply, and cause, respectively, the Seller Subsidiary and the Buyer Subsidiaries to comply, with “Transfer of Undertakings (Protection of Employment) Regulations 2006” as amended by the “Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 2014” (“TUPE Regulations”) in relation to the Remote Employees, insofar as applicable.
(b)    The Seller shall discharge and hereby undertakes to indemnify the Buyer and its Affiliates against all liabilities, obligations, costs, claims and demands arising from or in respect of:
(i)    any employee or former employee of the Seller or any of its Affiliates (excluding, for the avoidance, the Company Group Members), other than any employee of any Company Group Member and any of the Remote Employees; and

(ii)    any breach of Regulation 11 of the TUPE Regulations.
Section 5.19.    Other Labor Matters. As soon as reasonably practicable as from the Reference Date and no later than on the Closing Date, the Buyer shall (or shall cause any of its Subsidiaries established in Dubai to) make, to each employee listed in Schedule 5.19 of the Disclosure Letter, an offer of employment, effective as of Closing, which shall comprise offer salary levels that are the same as those provided to each such relevant employee on the Reference Date and other terms of employment that are substantially comparable in the aggregate to those provided to similarly-situated employees of Buyer (or of its relevant Subsidiary). In the event that any employee listed in Schedule 5.19 of the Disclosure Letter rejects an offer of employment made by the Buyer (or any of its Subsidiaries established in Dubai) in accordance with the terms of this Section 5.19, the Seller shall be solely responsible and shall indemnify and hold harmless the Buyer and its respective Affiliates from any liabilities or obligations relating to such employee. In case of failure by the Buyer (or any of its Subsidiaries established in Dubai) to make an offer of employment to any employee listed in Schedule 5.19 of the Disclosure Letter in accordance with the terms of this Section 5.19, the Buyer shall be solely responsible and shall indemnify and hold harmless the Seller and its respective Affiliates from any statutory severance payments arising out of or resulting from the termination of such employee’s employment agreement at any time within a 30-day after Closing.
Section 5.20.    Transition Services Agreements. The Seller and the Buyer shall, and shall cause their respective relevant Affiliates to, negotiate diligently in good faith to finalize as soon as practicable, and on a timely basis, the terms and conditions of any transition services agreement to be entered on the Closing Date (the “Transition Services Agreements”), it being acknowledged and agreed that the Transition Services Agreements shall include, in particular, (i) a detailed description of services to be provided by the Seller (or any of its relevant Affiliates) to the Buyer (or any of its relevant Affiliates) by type and by country, provided that such services shall correspond to those services as currently provided by Seller and Seller’s Affiliates to the Group Company, (ii) an initial twelve (12)-month term (unless otherwise provided herein), (iii) at cost remuneration provisions, (iv) the ability of the Buyer (or any of its relevant Affiliates) to terminate the Transition Services Agreements service by service, and country by country subject to a three-month notice period (by service and by country), (v) adequate SLAs for critical functions (logistics in UK, payroll, financial reporting) to be agreed upon between Seller and Buyer, and (vi) logistics and support services to be provided to the Buyer (or any of its relevant Affiliates) by the Seller’s Affiliates in the United Kingdom, provided that the Seller (or any of its relevant Affiliates) shall be free to progressively allocate temporary resources to such services in order to be able to organize a smooth transition within such Sellers’ Affiliates (depending on employee turnover and/or growth of the business of the Seller or any of its relevant Affiliates in the United Kingdom), and provided further that the Seller (or any of its relevant Affiliates) shall indemnify and hold the Buyer and any of its relevant Affiliates harmless from and against any claims brought against them by any Seller’s or Seller’s Affiliates’ employees providing services to the Buyer under the transition services agreements. The Parties further acknowledge and agree that the Transition Services Agreements shall also include the obligation for the Seller (and any of its relevant Affiliates) to keep producing the Fards Cuits for the benefit of the Company

Group for a period of eighteen (18) months as from the Closing Date (the “Initial Manufacturing Period”), it being specified however that the Initial Manufacturing Period may be extended for an additional period of six (6) months in the event the Buyer Group, despite using all its reasonable commercial efforts in good faith to put in place a suitable alternative supply arrangement for the Fards Cuits, was still unable to do so at the end of the Initial Manufacturing Period.
Section 5.21.    Transfer of Domain Names. The Seller and the Seller Subsidiary shall cause their Affiliate, Bourjois (Australia) Pty Ltd, to transfer, as soon as possible, the domain name “bourjoisoffer.com.au” to Bourjois Limited. The Seller and the Seller Subsidiary declare that (i) Bourjois (Australia) Pty Ltd, has commenced the transfer process of the domain name “bourjoisoffer.com.au” to Bourjois Limited and that (ii) since Australian regulations stipulate that a “.com.au” domain name registration may be owned by a non-Australian entity only if such entity owns the equivalent Australian trademark registration or application therefor, Bourjois Limited filed a trademark application for “BOURJOIS OFFER” on March 3, 2015, it being specified that the transfer of the domain name “bourjoisoffer.com.au” may only become effective after the Closing, which the Parties acknowledge and agree.
Section 5.22.    Other Pre-Closing Matters. For purposes of preparing the transition of the Business as described in the Transition Services Agreements which shall only become effective on the Closing Date, the Parties acknowledge and agree that the Buyer shall be allowed to install, or to cause to be installed, WAN circuit and wireless LAN at the premises of Bourjois S.A.S. (i.e., for the avoidance of doubt, Puteaux or at the premises of any other Company Group Member as mutually agreed between the Parties as soon as reasonably practicable as from the date hereof, and provided only that such WAN circuit and wireless LAN shall not be connected or activated prior to the Closing Date. The Parties further acknowledge and agree that they are competitors on neighboring markets and that therefore, and unless otherwise provided herein, none of them (nor any of their respective Affiliates) shall be allowed to have access to the other Party’s (or their Affiliates’) commercially sensitive information as from the date hereof until the Closing Date. Should access to commercially sensitive information of either Party (or its Affiliates) be indispensible or unavoidable for purposes of preparing the transition of the Business between the date hereof and the Closing Date, the Parties acknowledge and agree that, unless otherwise provided in this Agreement, (i) such access during such period shall be granted on a strict need-to-know basis and only for purposes of preparing the transition of the Business between the date hereof and the Closing Date and not, for the avoidance of doubt, for any other commercial reasons, (ii) any exchange of commercially sensitive information shall only be limited to what is strictly necessary to prepare the transition of the Business between the date hereof and the Closing Date and (iii) they shall use their best efforts to limit the number of employees and representatives who shall have access to such commercially sensitive information, and to cause such employees or representatives to execute non-disclosure undertakings. For purposes hereof, “commercially sensitive information” shall include, but not be limited to, (A) information that, in the normal course of business, a Party would not wish another Party or any other competitor to have access to, (B) information that, if provided, could result in a Party changing or adopting a certain commercial decision or strategy on the basis of such information or (C) information that, if provided, could result in a current or potential customer or supplier objecting to the exchange of such information (including, inter alia, information about pricing, customers, costs or commercial strategy).
ARTICLE VI.
TAX AND EMPLOYEE MATTERS
Section 6.1.    Responsibility for Filing Returns.
(c)    The Seller shall timely prepare, or shall cause to be timely prepared, all Returns that relate to income Taxes of the Company Group Members for all Pre-Closing Tax Periods (other than Straddle Periods). Such Returns shall be prepared in a manner consistent with past practice except as required by changes in applicable law. The Seller shall provide the Buyer a copy of any such Returns at least 30 days prior to the due date (including any extension thereof) for filing such Return, and the Buyer shall have the right to review and comment on such Return within 15 days of receipt. The Buyer and the Seller shall attempt to resolve in good faith any disputes with respect to such Return. If the parties are unable to resolve a dispute within a five-day period, the parties shall submit such dispute to the Independent Accounting Firm with instructions to the Independent Accounting Firm that it resolve such dispute as soon as reasonably practicable, but, in any event within 10 days of the submission of such dispute to it, with such resolution being final and binding on the parties. The cost of such Independent Accounting Firm shall be borne by the Buyer and the Seller equally. The Buyer shall cause such Returns to be executed by a duly authorized officer of the applicable Company Group Member, and to be filed with the applicable taxing authorities on a timely basis. The Buyer shall timely pay to such tax authorities any amounts shown to be due on such Returns, and the Seller shall pay to the Buyer such amounts that are allocable to Pre-Closing Tax Periods no later than five days before the relevant due date of any such Returns (taking into account extensions).
(d)    Any other Returns required to be filed with respect to the Company Group Members for Post-Closing Tax Periods or Straddle Periods shall be the responsibility of the Buyer. Such Returns shall be prepared in a manner consistent with past practice except as required by applicable law. For any such Return that relates to income Taxes for a Straddle Period, the Buyer shall provide Seller with a copy of such completed Return and a statement setting forth the amount of Tax shown as due on such Return allocable to the portion of the Straddle Period that ends on the Closing Date (as determined under Section 6.3) at least 30 days prior to the due date (including any extension thereof) for the filing of such Return, and Seller shall have the right to review and comment on such Return and statement within 15 days of receipt. The Buyer and the Seller shall attempt to resolve in good faith any disputes with respect to such Tax Return. If the parties are unable to resolve a dispute within a five-day period, the parties shall submit such dispute to the Independent Accounting Firm with instructions to the Independent Accounting Firm that it resolve such dispute as soon as reasonably practicable, but, in any event within 10 days of the submission of such dispute to it, with such resolution being final and binding on the parties. The cost of such Independent Accounting Firm shall be borne by the Buyer and the Seller equally. The Seller shall pay to the Buyer the amount of Taxes shown to be due and payable on any such Tax Return that is allocable to the portion of the

Straddle Period ending on the Closing Date no later than five days before the relevant due date (taking into account extensions).
Section 6.2.    Tax Indemnity. Without duplication of any amounts paid pursuant to Section 6.1, the Seller shall indemnify the Buyer for all liabilities for Taxes of the Company Group for all Pre Closing Tax Periods, including the portion of any Straddle Period allocable to Pre-Closing Tax Periods pursuant to Section 6.3, provided that the Buyer, the Buyer Subsidiaries and the Company Group shall not be entitled to any indemnification for liabilities for such Taxes up to the amount of such Taxes effectively reduced or extinguished by tax losses, credits or other tax relief, if any, available to the Company Group which derive from Pre-Closing Tax Periods, including the portion of any Straddle Period allocable to Pre-Closing Tax Periods. The Buyer shall indemnify the Seller and the Seller Subsidiary and hold them harmless from all liability for Taxes of the Company Group for all Post-Closing Tax Periods, including the portion of any Straddle Period allocable to Post-Closing Tax Periods pursuant to Section 6.3.
Section 6.3.    Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes for a Straddle Period, the amount of any transaction-based Taxes will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 6.4.    Tax Contests. The Seller shall have the right, at its own expense, to control and settle the portion of any audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which the Seller may have to indemnify the Buyer under this Agreement (a “Tax Contest”) that relates to a Pre-Closing Tax Period. The Buyer shall have the right to participate at its own expense in any such Tax Contest which the Seller’s Representative controls pursuant to the preceding sentence. The Buyer and Seller shall jointly control, at their respective expense, any Tax Contest that relates to a Straddle Period. The Buyer shall give prompt written notice of any Tax Contest that relates to a Pre-Closing Tax Period or a Straddle Period to the Seller and shall execute appropriate powers of attorney so as to allow the Seller to control any such Tax Contest as described above. The Seller shall not settle any Tax Contest without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.5.    Cooperation on Tax Matters. The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with any Tax Contest. Such cooperation shall include, upon the Seller’s request, providing records and information that are reasonably relevant to any Tax Contest, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.5. The Buyer and the Company Group shall not destroy or dispose of any Tax work papers, schedules or other materials and documents supporting Returns of the Company Group for Pre-Closing Tax Periods until the sixth anniversary of the Closing Date, without the prior written consent of the Seller, and before any disposition or destruction of such materials at any time, the Buyer shall give the Seller the opportunity to take possession of such materials and documents.
Section 6.6.    Registration Taxes. The Buyer will pay, and will indemnify and hold the Seller harmless against, any stamp Tax or registration due as a result of completion of the transactions contemplated by this Agreement.
Section 6.7.    Tax Refunds. The Seller shall be entitled to receive from the Buyer and the Company Group Members all Tax refunds that relate to Pre-Closing Tax Periods (including the portion of any Straddle Period ending on the Closing Date) of the Company Group Members. The Buyer shall pay to Seller any such refund within 10 Business Days after actual receipt thereof.
Section 6.8.    Exit of French Tax Consolidated Group. On the Closing Date, Bourjois S.A.S. and Else France shall cease to be part of the French tax consolidated group, with effect as of January 1, 2015 and the Seller shall cause Chanel S.A.S., Bourjois S.A.S. and Else France to enter into a French tax sharing termination agreement prior to Closing in the form of Exhibit D attached hereto (the “French Tax Sharing Termination Agreement”).
ARTICLE VII.
CONDITIONS TO CLOSING
Section 7.1.    General Conditions. The respective obligations of the Buyer and the Seller to consummate, or to cause the consummation of, the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion; provided, that such waiver shall only be effective as to the obligations of such party:
(f)    No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(g)    Approvals Under Competition Laws. The approvals required under the Competition Laws set forth in Exhibit C attached hereto shall have been obtained or any applicable waiting period thereunder shall have expired or shall have been terminated.
Section 7.2.    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment,

at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    NYSE Listing. The Coty Shares to be issued at the Closing shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.
ARTICLE VIII.
INDEMNIFICATION
Section 8.1.    Survival.
(b)    The representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the fifteen (15) month anniversary of the Closing Date; provided, however, that:
(i)    the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 and 4.5 relating to the Shares and the Coty Shares, respectively, Section 3.5 relating to capitalization, Section 3.6 relating to equity interests, Section 3.26 relating to certain payments, and Sections 3.28 and 4.4 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.26, 3.28, 4.1, 4.2, 4.4 and 4.5 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive until the five (5) year anniversary of the Closing Date; and
(ii)    the representations and warranties set forth in Section 3.16 (the “Tax Representations”) shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).
(c)    The respective covenants and agreements of the Seller and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the indemnification obligations set forth in this Section VIII shall survive the Closing indefinitely.
(d)    Neither the Seller nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2.    Indemnification by the Seller. From and after the Closing, the Seller shall save, defend, indemnify and hold harmless the Buyer from and against any Losses incurred, sustained or suffered by any of the Buyer or any of its Affiliates (including each Company Group Member) or any of their respective Representatives, successors and assigns, as a result of, arising out of or relating to:
(d)    any breach or inaccuracy of any representation or warranty made by the Seller contained in Article III of this Agreement or in any certificate delivered pursuant hereto;
(e)    any breach of any covenant or agreement by the Seller contained in this Agreement that survives the Closing;
(f)    any Transaction Expenses charged to the Buyer, any Buyer Subsidiary, any Company Group Member or any of their Affiliates that shall not have been reflected in the Final Closing Statement;
(g)    any Indebtedness charged to the Buyer, any Buyer Subsidiary, any Company Group Member or any of their Affiliates that shall not have been reflected in the Final Closing Statement; and
(h)    the delivery by each Buyer Subsidiary to the Seller’s Designated Affiliate or any of its assignee(s) pursuant to Section 10.10 below of the Coty Shares pursuant to Section 2.2.(b)(i) that would not have been incurred if each Buyer Subsidiary had delivered the applicable number of Coty Shares to each of the Seller Subsidiaries.
Section 8.3.    Indemnification by the Buyer. From and after the Closing, the Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing, from and against any and all Losses incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
(d)    any breach or inaccuracy of any representation or warranty made by the Buyer contained in Article IV of this Agreement or any certificate delivered pursuant hereto;
(e)    any breach of any covenant or agreement by the Buyer contained in this Agreement that survives the Closing; and
(f)    the ownership of the Business after the Closing.
Section 8.4.    Procedures.
(f)    A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any Person not party to this Agreement against the Indemnified Party (or any of its Affiliates) (a “Third Party Claim”), must deliver notice in respect thereof, in writing and within ten (10) Business Days after the Indemnified Party becomes aware of such Third Party Claim (such notice, a “Claim Notice”), to the party against whom indemnification is sought (the “Indemnifying Party”), stating such details of such claim as are reasonably available to the Indemnified Party at that time, and provide the Indemnifying Party with such additional information with respect thereto as the Indemnifying Party may reasonably request. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt of copies of all notices, documents and papers (however transmitted), including court papers, received by the Indemnified Party relating to the Third Party Claim. The failure to deliver a Claim Notice or any other notices, documents and papers, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
(g)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 60 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim (or such shorter period as required to enable the Indemnified Party or its relevant Affiliate to respond within the applicable time period), to assume the defense thereof at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim for a matter subject to the General Cap if the amount thereof is such that the liability of the Indemnifying Party in the event of an adverse judgment would cause the General Cap to be exceeded unless the amount of such excess is less than the amount which the Indemnifying Party would be required to indemnify for such Third Party Claim (it being agreed that the General Cap shall, in any event, apply), and provided, further, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim based on matters covered by Section 3.26 (Certain Payments). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party so elects to assume the defense of any such Third Party Claim, then (x) the Indemnifying Party will not, so long as it conducts such defense, be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as expressly set forth herein and (y) the Indemnifying Party shall be liable for the fees and expenses of counsel reasonably incurred by the Indemnified Party for any period prior to the time when the Indemnifying Party shall have provided notice of its decision to assume the defense of a Third Party Claim. The fees and expenses of any separate counsel engaged by the Indemnified Party for any period after the time when the Indemnifying Party shall have provided notice of its decision to assume the defense of a Third Party Claim shall be at the Indemnified Party’s expense, unless the named parties to the Third Party Claim include both the Indemnified Party and the Indemnifying Party, and the representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party present such counsel with a conflict of interest that requires employment of separate counsel to satisfy applicable rules of professional responsibility. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall: (i) keep the Indemnified Party informed of the progress of the Third Party Claim and its defense; and (ii) if any defendant to such Third Party Claim is a Company Group Member, conduct the defense in the primary interest of the relevant Company Group Members and consider, in its good faith opinion, the interests of such Company Group Members before adopting any decision or omitting any action; provided, however, that the Indemnifying Party shall not be required to take any actions in connection with such defense that would otherwise violate its fiduciary duties or duty of loyalty. Where such conduct would in the reasonable opinion of the Indemnifying Party conflict with the Indemnifying Party’s own interest, in any material respect, it should disclose that conflict to the Indemnified Party and if so required by the Indemnified Party, leave the defense to either the Indemnified Party or the relevant Company Group Member, as requested. Notwithstanding anything to the contrary herein or any contrary provisions of the French Tax Sharing Termination Agreement, in no event shall the Seller take any action, or cause any of its Affiliates to take any action, if the applicable Third Party Claim would reasonably be expected to affect Taxes of any Company Group Member for any period other than a Pre-Closing Tax Period, or would reasonably be expected to affect the Taxes of the Buyer or its Affiliates other than the Company Group, and, for the avoidance of doubt, the Buyer shall control, or cause to be controlled, all such Third Party Claims affecting Taxes without prejudice to its other rights under this Section 8.4, subject to the provisions of paragraphs (c) and (d) below. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party shall have the right in its sole discretion to make any compromise or settlement of such Third Party Claim or consent to the entry of any judgment with respect to thereto, provided that no compromise or settlement thereof or consent to any admission or entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless the sole relief provided is monetary damages (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and such compromise, settlement or judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. If the Indemnifying Party has assumed the defense of a Third Party Claim, it shall be deemed to have accepted to indemnify the Indemnified Party for any Loss resulting from such Third Party Claim subject to the provisions of this Agreement (including, for the avoidance of doubt, Section 8.5 hereof).
(h)    If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of Section 8.4(b), or if it is not allowed to do so in accordance with the provisions of Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and, at its own discretion to take such action (or cause any Company Group Member to take such action) as the Indemnified Party shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Indemnified Party (or of its relevant Affiliate) and to settle such Third Party Claim to the extent that such settlement would be in the best interests of the Company Group and provided that the Indemnified Party shall have duly informed the Indemnifying Party of the terms of any such settlement prior to giving effect thereto. The Indemnified Party shall conduct the defense of the Third Party Claim reasonably and in accordance with its duty to mitigate as further set out in Section 8.5 and in accordance with the provisions of paragraph (d) below. The Indemnified Party shall not lose its rights to seek indemnification for any Third Party Claim settled without the Indemnifying Party’s prior written consent, provided, however, that the amount of such settlement shall not be dispositive of the amount of Losses subject to indemnification by the Indemnifying Party hereunder and any failure by the Indemnifying Party to consent or object to the terms of any settlement shall in no event be deemed an acknowledgement of the Indemnifying Party’s liability in relation thereto.

(i)    In any event, the Indemnified Party and the Indemnifying Party shall cooperate in the defense or prosecution of a Third Party Claim in respect of which indemnity may be sought under this Agreement and each of them (and each of their duly authorized representatives) shall make available to the other, to the extent it is legally authorized and reasonably practicable, all witnesses, pertinent records, materials and information in such party’s possession or under the such party’s control relating thereto as is reasonably requested by the other party in connection with such Third Party Claim.
(j)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a written notice in respect thereof to the Indemnifying Party within thirty (30) days after the Indemnified Party determines or should have determined that it has or could have a Direct Claim, setting forth such details of such Direct Claim as are reasonably available to the Indemnified Party at that time, including an estimation of the amount of the Loss, if known, and method of computation thereof, and containing a specific reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (such notice, a “Direct Claim Notice”) and provide the Indemnifying Party with such additional information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Direct Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party disputes that it has an indemnification obligation with respect to such Direct Claim, the Indemnifying Party shall deliver notice of such dispute promptly and in any event, no later than 20 days following its receipt of the Direct Claim Notice and the Indemnified Party and the Indemnifying Party shall proceed in good faith to negotiate a resolution of such dispute for a period of 30 days following the receipt by the Indemnified Party of the dispute notice. If the Indemnified Party and the Indemnifying Party have not resolved such dispute during such 30-day period, then such dispute shall be resolved in accordance with Section 10.9.
(k)    The Indemnified Party shall be entitled to claim any indemnification even if it has not duly and timely notified the Indemnifying Party as provided in this Section 8.4 but the amount of the indemnification for the relevant Third Party Claim or Direct Claim shall be reduced to the extent such failure has caused the relevant Loss to be greater than it would have been had the Indemnified Party given timely notice thereof.
(l)    Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.
(m)    Notwithstanding anything in this Agreement to the contrary, a claim for Losses resulting from or arising out of a breach of any of the representations or warranties of the

Seller set forth in Sections 3.9 (Compliance with Law; Permits), 3.16 (Taxes and Social Security), 3.17 (Environmental Matters), 3.23 (Privacy and Secrecy) or 3.26 (Certain Payments) shall give rise to an indemnification obligation on the part of the Seller under this Article VIII only if it is based on a Third Party Claim notified to the Seller and which is otherwise indemnifiable in accordance with the provisions of this Article VIII. Furthermore, the Seller shall not be required to indemnify the Buyer for any Losses resulting from a breach of any of the representations or warranties of the Seller set forth in Section 3.26 (Certain Payments) to the extent (x) such breach comprises an immaterial portion of a larger alleged compliance violation within the Buyer Group (unless such breach is the triggering event for the investigation of the Buyer Group) or (y) such breach is revealed as a result of an investigation of the Buyer Group (excluding, for the avoidance of doubt, the Company Group) initiated in respect of alleged compliance violations by the Buyer Group (excluding, for the avoidance of doubt, the Company Group).
Section 8.5.    Limits on Indemnification.
(g)    Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall only be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, in respect of any Loss incurred or suffered by an Indemnified Party that is a Qualifying Loss, (ii) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Qualifying Losses which may be recovered from the Indemnifying Party equals or exceeds an amount equal to EUR 2 million, in which case the Indemnifying Party shall be liable for the amount of such Losses in excess of such amount, (iii) the maximum aggregate amount of indemnifiable Qualifying Losses which may be recovered from an Indemnifying Party arising out of or relating to the matters set forth in Section 8.2(a) or Section 8.3(a) (other than, in each case, arising out of or relating to Fundamental Representations or Tax representations), shall be an amount equal to EUR 40 million (the “General Cap”), (iv) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to any of the matters set forth in Section 8.2 or Section 8.3 (including, for the avoidance of doubt, any breach of a Fundamental Representation or Tax representation or any indemnification under Section 6.2), as the case may be, shall be an amount equal to EUR 200 million (the “Overall Cap”), and (v) the Seller shall not be obligated to indemnify the Buyer or any other Person with respect to any Loss or alleged Loss to the extent of any related reserves or other amounts reflected in the Final Closing Statement or to the extent such Loss or alleged Loss was included in the calculation of Indebtedness, Net Adjustment Amount or Transaction Expenses in connection with the determination of adjustments to the Estimated Purchase Price pursuant to Section 2.4; provided, however, that the foregoing clauses (i), (ii) and (iii) shall not apply to the inaccuracy or breach of a Fundamental Representation or a Tax representation and provided, further that the foregoing clauses (i), (ii), (iii) and (iv) shall not apply to Losses in the event of fraud. The Indemnifying Party shall not be required to indemnify an Indemnified Party to the extent that any Loss results from or is magnified by the action or inaction of the Indemnified Party or its Affiliates after the Closing, or the Indemnified Party could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof). Notwithstanding anything to the contrary contained in this Agreement, no Loss shall be indemnified more than once, and the Buyer shall not seek indemnification for the same Loss more than once.
(h)    The amount of any Loss subject to indemnification under Sections 8.2 or 8.3 shall be calculated net of (i) any Tax Benefit actually realized by the Indemnified Party on account of such Loss in the taxable year such Loss is incurred and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto reduced by (A) the amount of all reasonable costs and expenses incurred by the Indemnified Party in the course of obtaining such recovery and (B) any taxes effectively incurred with respect to such third party recovery. For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under Sections 8.2 or 8. 3, an amount by which the Tax liability of a party (or a group of corporations filing a Tax return that includes such party), with respect to a taxable period, is actually reduced (excluding, for the avoidance of doubt; any benefit that may result from the increase of any tax loss carry forward) solely as a result of such Loss. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all reasonable costs and expenses incurred by the Indemnified Party in the course of obtaining such recovery) shall be made promptly to the Indemnifying Party.
Section 8.6.    Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of, or reliance or non-reliance by, the Buyer or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof, except for facts or circumstances disclosed in the Disclosure Letter. In furtherance of the foregoing, the Seller agrees that as knowledge or lack of reliance by the Buyer shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Seller herein, the Seller shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein (except in a claim alleging fraud), or any indemnity or payment thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives at or prior to the Closing on or with respect to any such representations, warranties or covenants.
Section 8.7.    Sole and Exclusive Remedy. Except in the case of fraud, from and after the Closing, the right of an Indemnified Party to recovery against the Indemnifying Party pursuant to Section 8.2 or Section 8.3, as applicable, shall constitute such Indemnified Party’s sole and exclusive remedy for (1) any and all Losses or other claims relating to or arising from this Agreement, including in any exhibit, Schedule or certificate delivered hereunder, and (2) any other matter relating to Buyer or its Affiliates or the Seller or any of its Affiliates (including the Company Group), as applicable, prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts relating to Buyer or its Affiliates or the Seller or any of its Affiliates (including the Company Group), as applicable, prior to the Closing (including any common law or statutory rights or remedies for environmental, health or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the parties hereby agree that neither party shall have any remedy or recourse with respect to any of the foregoing.
Section 8.8.    Tax Matters.
(a)    In the event of any conflict between Article VI and this Article VIII, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VI, provided that, for the avoidance of doubt, the limitations set forth in Sections 8.5(a)(i), 8.5(a)(ii) and 8.5(a)(iii) shall not apply to any such indemnification and provided further that any such indemnification shall be subject to the Overall Cap.
(b)    The parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all applicable legal, accounting and Tax purposes, unless otherwise required by Applicable Law. If, notwithstanding the treatment agreed in the preceding sentence, any indemnification payment under this Article VIII is determined to be taxable to the Indemnified Party by any Tax Governmental Authority, the Seller will treat the indemnification payment as an indemnity and will also immediately indemnify the Indemnified Party for any Taxes effectively incurred by reason of the receipt of such payment during the taxable year of such receipt and any Losses incurred by the Indemnified Party in connection with such Taxes (or any asserted deficiency, Action, or assessment, including the defense or settlement thereof, relating to such Taxes) such that the Indemnified Party is, after the receipt of such indemnification for Taxes, in the same situation that it would have been if it had not incurred any Losses.
ARTICLE IX.
TERMINATION
Section 9.1.    Termination. This Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written consent of the Buyer and the Seller;
(j)    by either the Seller or the Buyer if the Closing shall not have occurred by May 31, 2015 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided further that if any party brings any Action pursuant to Section 10.11(b) to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended pursuant to Section 10.11(b); or
(k)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.8, to have such order, decree, ruling or other action vacated;
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party
Section 9.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for Section 5.7 relating to confidentiality, Section 5.9 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the Reference Date or subsequent thereto pursuant to this Agreement.
ARTICLE X.
GENERAL PROVISIONS
Section 10.1.    Fees and Expenses. The Buyer shall be solely responsible for (i) all filing fees and costs under any Laws in connection with the transactions contemplated by this Agreement, including all filings and approvals required under any Competition Laws, (ii) all fees and costs associated with obtaining the necessary waivers, consents, or approvals of any Governmental Authority pursuant to Section 5.8, and (iii) all fees and expenses associated with termination of any Contracts related to the Business that the Buyer elects, in its discretion, to terminate post-Closing. Except as set forth in the preceding sentence or as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 10.2.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3.    Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e mail, upon written confirmation of receipt by e mail or otherwise, (b) on the later of the first Business Day following the date of dispatch or the scheduled date of delivery, if delivered utilizing a next-day service by a nationally recognized next-day courier (delivery receipt requested) with charges paid by the dispatching party or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller, to:
CHANEL INTERNATIONAL BV
Boerhaavelaan 22, Zoetermeer 2713 HX, The Netherlands
Attention: Lawrence C Maisel
E-mail: LARRY.MAISEL@chanelusa.com
with a copy (which shall not constitute notice) to:
CHANEL SAS
135 avenue Charles de Gaulle – 92200 Neuilly-sur-Seine, France
Attention: Marianna Nitsch
E-mail: marianna.nitsch@chanel-corp.com
(ii)    if to the Buyer, to:
COTY INC.
350 Fifth Avenue, New York, NY 100018
Attention: Chief Financial Officer
E-mail: Patrice_deTalhouet@cotyinc.com
with a copy (which shall not constitute notice) to:
COTY INC.

350 Fifth Avenue, New York, NY 100018
Attention: General Counsel
E-mail: jules_kaufman@cotyinc.com
Section 10.5.    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 10.6.    Entire Agreement. This Agreement (including the Exhibits, Annex, Disclosure Letter and Schedules thereto, and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7.    No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, the Seller’s Designated Affiliate (as regards its right to receive the Coty Shares hereunder) and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 10.8.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5 1401 of the New York General Obligations Law).
Section 10.9.    Submission to Jurisdiction; Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in the city of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may without the prior written consent of the Seller assign its rights and obligations under this Agreement prior to Closing (in whole but not in part only) to any of its Affiliates by giving prior written notice to the Sellers, provided that, in such case, the Buyer shall remain jointly and severally liable with the permitted assignee for all obligations of the Buyer under this Agreement. Notwithstanding the foregoing, the Buyer acknowledges and agrees that the Seller may, upon written instruction of the Seller’s Designated Affiliate, and without the prior consent of the Buyer, assign and transfer the rights of the Seller’s Designated Affiliate under Articles 2.2(b)(i) and 2.4(f)(ii) of the Agreement to any Affiliate of the Seller. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 10.11.    Enforcement.
(f)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any remedies set forth in Section 10.11(a) or otherwise available under applicable Law, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the city of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. To the extent any party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.
Section 10.12.    Currency; USD Equivalent.
(d)    All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
(e)    To the extent computation of any amounts contemplated by this Agreement include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent; provided, however, that when determining the Indebtedness, Cash and Cash Equivalents, Transaction Expenses or any other items included in the calculation of the Purchase Price, including, for the avoidance of doubt, in connection with the post-Closing Adjustment of the Purchase Price under Section 2.4, and any pre-closing or post-closing computations thereof for purposes of Article II, the USD Equivalent shall be determined using the Spot Rate on the Closing Date.
Section 10.13.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformulated, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.14.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.15.    Counterparts. This Agreement may be executed in counterparts, both of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16.    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 10.17.    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.18.    Disclosure Letter. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any available defense.
Section 10.19.    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COTY INC.

By: /s/Patrice de Talhouët
Name: Patrice de Talhouët
Title: Chief Financial Officer

CHANEL INTERNATIONAL B.V.

By: /s/Lawrence C Maisel
Name: Lawrence C Maisel
Title: Class A Director

By: /s/Wout Van Dalen
Name: Wout Van Dalen
Title: Class B Director